REAL ESTATE SALES CONTRACT AND ESCROW INSTRUCTIONS

THIS REAL ESTATE SALES CONTRACT AND ESCROW INSTRUCTIONS
(this "Agreement") is made and entered into this 12th day of May, 2014, by and between LAWSON PRODUCTS, INC., an Illinois corporation ("Seller"), and KTR PROPERTY TRUST III, a Maryland real estate investment trust ("Buyer").

1.      SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined), including that certain approximately 226,000 square foot building commonly known as 1381 Capital Boulevard, Reno, Nevada (the "Building"). For purposes of this Agreement, the te1m, "Property" shall mean collectively:

1.1.    Land.    Those ce1iain parcels of land described in Exhibit A attached hereto (the "Land"), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights related to the Land that are owned by, or leased to, Seller.

1.2.    Improvements. All improvements located on the Land, including, but not limited to, the Building, and all other structures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Building (all such improvements being collectively referred to as the "Improvements," together with the Land, the "Real Property").

1.3.    Personal Property.    All, if any, personal property owned by Seller, located on or in the Real Property, and used in connection with the operation and maintenance of the Real Property, as set forth on Exhibit C attached hereto and incorporated herein (the "Personal Property").

1.4.    Contracts.    Those of the operating contracts and service contracts and other comparable agreements (the "Contracts") delivered by Seller to Buyer as part of the Documents (as hereinafter defined) that Buyer expressly elects to assume pursuant to this Agreement.

1.5.    Intangible Property. All, if any, (i) development rights and entitlements and other intangible property owned by Seller and used in connection with the foregoing; and (ii) guaranties and warranties issued to Seller and with respect to the Improvements (collectively, the "Intangibles").

2.    PURCHASE PRICE.

2.1.    Purchase Price. The total purchase price to be paid to Seller by Buyer for the Property shall be EIGHT MILLION SEVEN HUNDRED THOUSAND AND N0/100 DOLLARS ($8,700,000.00) (the "Purchase Price"). Provided that all conditions precedent to Buyer's obligations to close as set forth in this Agreement ("Conditions Precedent") have been satisfied and fulfilled, or waived in writing by Buyer, the Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.

2.2.    Earnest Money. No later than three (3) business days after the complete execution and delivery of this Agreement (the date upon which this Agreement has been fully executed and delivered to both parties, the "Effective Date"), Buyer shall deposit the sum of $150,000 as its earnest money deposit (the "Earnest Money") in an interest bearing escrow with Land Services USA, Inc. as agent for First American Title Insurance Company (the "Title Company"), at 10 North Church Street, Suite 307, West Chester, Pennsylvania 19380, Attn: Eileen Christian, Telephone: (484) 885-2899, Facsimile: (610) 429-3149, e-mail: EChristian@lsutitle.com ("Escrow Agent"). The Title Company will hold the Earnest Money, together with all interest earned thereon (hereinafter referred to as the "Deposit"), pending joint order of the parties or pursuant to order of a court with jurisdiction over this transaction, except that in the event Buyer exercises its unilateral right to terminate this Agreement on or prior to the Review Period Expiration Date (as hereinafter defined) pursuant to Section 4.1 below, the Title Company shall promptly disburse the Deposit to Buyer without necessity of direction from (and irrespective of any contrary direction by) Seller. The Deposit shall be applied against the Purchase Price at Closing. Upon full execution of this Agreement, Buyer will, at its expense, provide Seller with an insured closing letter from First American Title Insurance Company with regard to this transaction.

3.    CLOSING. The purchase and sale contemplated herein shall be consummated at a closing ("Closing") to take place by mail through an escrow with the Title Company (as hereinafter defined) on the basis of this Agreement. The Closing shall occur on or before ten
(10) business days after the Review Period Expiration Date (as hereinafter defined). Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Buyer, subject, however, to the terms and conditions of Section 13 below. Buyer and Seller shall execute and enter into such supplemental escrow instructions as the Escrow Agent shall reasonably require for purposes of defining its obligations hereunder provided that, as between Buyer and Seller, the terms of this Agreement shall in all events control.

4    PROPERTY INSPECTION.

4.1.    Basic Prooertv Inspection.    To the extent not previously delivered to Buyer, Seller shall deliver to Buyer all of the agreements, documents, contracts, information, records, reports and other items described in Exhibit B attached hereto (the "Documents") that are in its possession or reasonable control within two (2) business days after the Effective Date. Buyer's "Review Period" is the period commencing on the date of this Agreement, and ending on the date (the "Review Period Expiration Date") that is thirty (30) days after the later to occur of (i) Buyer's receipt of the Documents; or (ii) the Effective Date. During the Review Period, Buyer, its agents and representatives shall be entitled to conduct a "Due Diligence Inspection," which includes the rights to: (i) enter upon the Real Property, on reasonable notice to Seller, to perform inspections and tests of the Real Property and environmental studies and investigations of the Real Property (including, without limitation, a so-called "Phase I" study); and (ii) examine and copy any and all books, records, correspondence, financial data, and all other documents and matters, maintained by Seller or its agents, and relating to receipts and expenditures pertaining to the Real Property. Buyer shall not conduct any physically intrusive investigations of the Real Property without the prior written consent of Seller, which consent shall not be unreasonably withheld. If, at any time on or prior to the Review Period Expiration Date, Buyer, in its sole and absolute discretion, determines that the results of any inspection, test or examination meet Buyer's criteria for the purchase, financing or operation of the Property in the manner contemplated by Buyer and Buyer otherwise elects to acquire the Property in the exercise of its sole discretion, Buyer shall send written notice to Seller approving the Property (an "Approval Notice") on or prior to 5:00 P.M. (California time) on or prior to the Review Period Expiration Date, in which event Buyer and Seller shall proceed to Closing on and subject to the terms and conditions contained herein. However, if Buyer fails for any or no reason to send an Approval Notice on or prior to 5:00 P.M. (California time) on the Review Period Expiration Date in the exercise of its sole discretion, or if Buyer, in its sole discretion, otherwise determines that the Property is unsatisfactory to it and sends a written notice terminating this Agreement on or prior to 5:00 P.M. (California time) on the Review Period Expiration Date, this Agreement shall terminate and the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply.

4.2.    Indemnification. Buyer hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Property pursuant to this Section 4 to be performed in a manner that does not unreasonably disturb or disrupt the business operations at the Real Property. In the event that, as a result of Buyer's Due Diligence Inspection, any damage occurs to the Real Property, then Buyer shall promptly repair such damage at Buyer's sole cost and expense. Buyer hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable fees of attorneys) (collectively, "Losses") that Seller actually suffers or incurs as a result of (i) a breach of Buyer's agreements set forth in this Section 4 in connection with the Due Diligence Inspection or (ii) physical damage to the Real Property or bodily injury caused by Buyer or its agents, employees or contractors in connection with the right of inspection granted under this Section 4. Prior to Buyer entering the Real Property to conduct the inspections and tests described above, Buyer shall obtain and maintain, or shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at no cost or expense to Seller, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Two Million Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence. Such policies shall name Seller as an additional insured party and shall provide coverage against any claim for personal liability or property damage caused by Buyer or its agents, representatives or consultants in connection with such inspections and tests. The terms of this Section 4.2 shall survive the termination of this Agreement.

5.    TITLE AND SURVEY MATTERS.

5.1.    Conveyance of Title.    At Closing, Seller agrees to deliver to Buyer a Grant Deed (the "Deed") in recordable form, conveying the Real Property to Buyer, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined). Within ten (10) business days of the Effective Date, Buyer shall obtain, at Buyer's sole cost, and deliver to Seller a commitment (the "Title Commitment") issued by Land Services USA, Inc. as agent for First American Title Insurance Company (the "Title Company"), for an owner's title insurance policy insuring Buyer (the "Title Policy"), ALTA Policy Form 2006, in the full amount of the Purchase Price. It shall be a Condition Precedent to Buyer's obligation to proceed to Closing that, at Closing, the Title Company shall issue the Title Policy to Buyer insuring Buyer as the fee simple owner of the Property for the full amount of the Purchase Price subject only to the Permitted Exceptions, which Title Policy shall provide full "extended form" coverage.

5.2.    Survey.        Buyer may obtain, at Buyer's sole cost, an ALTA, as-built survey of the Real Property containing a certification reasonably acceptable to Buyer (the "Survey"). Notwithstanding anything contained herein to the contrary, if Buyer does not obtain the Survey, and promptly provide copies to Seller and the Title Company, the Title Policy will be subject to all survey exceptions raised by the Title Company.

5.3.    Defects and Cure. If the Title Commitment, the Survey or any update to either of the foregoing, ("Title Evidence") discloses unpermitted claims, liens, exceptions or conditions affecting the Real Property (the "Defects"), said Defects shall be cured and removed by Seller from the Title Evidence prior to Closing in accordance with this Section 5.3.

5.3.1.    Liquidated Defects.    On or prior to Closing, Seller shall be unconditionally obligated to cure or remove the following Defects (the "Liquidated Defects"), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Title Commitment, and whether or not raised in a Title Objection Notice (defined below): (a) liens securing a mortgage, deed of trust or trust deed evidencing an indebtedness of Seller; (b) judgment liens against Seller; (c) liens for delinquent real estate taxes or assessments; (d) broker's liens based on the written agreement of Seller; and (e) any mechanics liens that are based upon a written agreement between either (x) the claimant (a "Contract Claimant") and Seller or its managing agent, or (y) the Contract Claimant and any other contractor, supplier or materialman with which Seller or its managing agent has a written agreement. Notwithstanding anything to the contrary set forth herein, if, prior to Closing, Seller fails to so cure or remove (or insure over, in a form and substance reasonably acceptable to Buyer) all Liquidated Defects, then Buyer may either (1) terminate this Agreement by written notice to Seller, in which event the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (2) proceed to close with title to the Property as it then is, with the right to deduct from the Purchase Price a sum equal to the aggregate amount necessary to cure or remove (by endorsement or otherwise, as reasonably determined by Buyer, acting in good faith) the Liquidated Defects.

5.3.2.    Other Defects. Buyer may deliver one or more notices (each a "Title Objection Notice") to Seller specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or other matter disclosed by the Title Evidence that is not a Liquidated Defect ("Other Defects"): (a) that is evidenced by the Title Evidence or (b) that first arises, or is first disclosed to Buyer, subsequent to the delivery of the applicable item of Title Evidence to Buyer, and that renders title unacceptable to Buyer. Seller shall be obligated to advise Buyer in writing ("Seller's Cure Notice") within five (5) business days after Buyer delivers any Title Objection Notice, which (if any) of the Other Defects specified in the applicable Title Objection Notice Seller is willing to cure (the "Seller's Cure Items"). If Seller delivers a Seller's Cure Notice, and identifies any Seller's Cure Items, Seller shall be unconditionally obligated to cure or remove the Seller's Cure Items prior to the Closing. In the event that Seller fails to timely deliver a Seller's Cure Notice, or in the event that Seller's Cure Notice (specifying Seller's Cure Items) does not include each and every Other Defect specified in each Title Objection Notice, then Buyer may either (A) elect to terminate this Agreement by written notice to Seller, in which event the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply, or (B) proceed to close, accepting title to the Property subject to those Other Defects not included in Seller's Cure Notice. For purposes of this Agreement, the term, "Permitted Exceptions," shall mean both (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title (other than Liquidated Defects) that are set forth in the Title Evidence, but not objected to by Buyer in a Title Objection Notice; and (ii) any Other Defects that Seller elects, or is deemed to have elected, not to cure, but despite which, pursuant to (B) above, Buyer nevertheless elects to close.

6.    SELLER'S REPRESENTATIONS AND WARRANTIES.    Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and shall be true as of the Closing Date:

6.1    Seller's Representations.

6.1.1.    Documents. To Seller's actual knowledge, Seller has delivered (or will delivery) to Buyer true and complete copies of the Documents in its possession or reasonable control.

6.1.2.    Contracts; Leases. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Real Property that will survive Closing other than the Contracts. Other than the Lease (as hereafter defined), there are no leases, licenses or occupancy agreements binding upon the Real Property.

6.1.3.    Environmental Matters.    Seller has not received any written notice of any pending or threatened claims, complaints, notices, correspondence or requests for information received by Seller with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances (as hereinafter defined) or with respect to any corrective or remedial action for, or cleanup of, the Real Property, nor does Seller have any such notices in its possession related to the Real Property. For purposes of this Agreement, "Environmental Laws" shall mean: all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof). For purposes of this Agreement, "Hazardous Substances" shall mean: any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law. Seller has disclosed to Buyer that two underground tanks are located on the Land, which provide a reservoir system for the collection of foam waste resulting from the activation of the foam fire suppression system.

6.1.4.    Compliance with Laws and Codes.    As of the date of this Agreement, Seller has not received any written notice advising or alleging that the Real Property, and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes, licenses, permits and authorizations, nor does Seller have any such notices in its possession related to the Real Property.

6.1.5.    Litigation.    There are no pending, or, to Seller's actual knowledge, threatened, judicial, municipal or administrative proceedings affecting the Property, or in which Seller is or will be a party by reason of Seller's ownership or operation of the Property or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition, use of, or operations on, the Property. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or, to Seller's actual knowledge, threatened, against Seller, nor are any of such proceedings contemplated by Seller.

6.1.6.    Authority.    The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.

6.1.7.    United States Person. Seller is a "United States Person" within the meaning of Section 1445(£)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an "Entity Transferor" certification at Closing.

6.1.8.    Limitations.    The representations and warranties of Seller to Buyer contained in this Section 6.1 hereof (the "Seller Representations") shall survive the Closing Date and the delivery of the Deed for a period of nine (9) months. No claim for a breach of any Seller Representation shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to Closing, and (b) written notice containing a description of the specific nature of such breach shall have been delivered by Buyer to Seller prior to the expiration of said nine (9) month survival period, and an action with respect to such breach(es) shall have been commenced by Buyer against Seller within nine (9) months after Closing. For purposes of this Agreement and any document delivered at Closing, whenever the phrase "to the best of Seller's knowledge" or the "actual knowledge" of Seller or words of similar import are used, they shall be deemed to mean and are limited to the actual knowledge only of Marty Kelly, Seller's Director of Real Estate and Facilities, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or Seller related parties, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Documents. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

6.2.    Buyer's Independent Investigation.

6.2.1.    By Buyer electing to proceed by delivering an Approval Notice, but without limitation on Buyer's right to rely on the representations and warranties, covenants, agreements, indemnities and undertakings of Seller contained herein or in any closing documents executed by Seller (collectively, the "Seller Undertakings"), Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Real Property, either independently or through agents of Buyer's choosing, including, without limitation: (a) all matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes; and (b) the physical condition and aspects of the Real Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, seismic aspects of the Real Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Real Property. Such examination of the physical condition of the Real Property shall include an examination for the presence or absence of Hazardous Substances.

6.2.2.    Except as expressly stated herein or as part of any Seller Undertakings, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated in the representations and warranties contained herein or in any Seller Undertakings. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Real Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Real Property and any reports commissioned by Buyer with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

6.2.3.    EXCEPT AS EXPRESSLY SET FORTH HEREIN AND WITHOUT LIMITATION ON THE SELLER UNDERTAKINGS, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, OR ITS AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE REAL PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Real Property, including, but not limited to, the structural elements,seismic aspects of the Real Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Real Property, (iv) the development potential of the Real Property, and the Real Property's use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Real Property or any other public or private restrictions on use of the Real Property, (vi) the compliance of the Real Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi governmental entity or of any other person or entity, (vii) the presence of Hazardous substances on, under or about the Real Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Real Property, (x) the value, economics of the operation or income potential of the Real Property, or (xi) any other fact or condition which may affect the Real Property, including without limitation, the physical condition, value, economics of operation or income potential of the Real Property.

6.2.4.    Notwithstanding anything contained herein to the contrary, the terms of this Section 6.2 shall in no event apply to or serve to limit Seller's obligations, as tenant, under the Lease.

6.2.5.    Buyer represents to Seller that the execution and delivery of this Agreement by Buyer, and the performance of this Agreement by Buyer, has been duly authorized by Buyer, and this Agreement is binding on Buyer and enforceable against Buyer in accordance with its terms. No consent of Buyer's investment committee or lender, or any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Buyer is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Buyer is a party or by which Buyer is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Buyer is subject.

7.    COVENANTS OF SELLER. From and after the Effective Date, Seller hereby covenants with Buyer as follows:

7.1.    Leasing Activities. Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Real Property (all of the foregoing, a "New Lease") unless Seller obtains Buyer's advance written consent to such New Lease, which consent may be withheld in Buyer's sole discretion. At Closing, Seller and Buyer shall execute and enter into the Lease Agreement in the form attached hereto as Schedule 1 (the "Lease") pursuant to which Seller, as tenant, shall lease from Buyer, as landlord, a 105,214 square foot portion of the Improvements (the "Premises") for ten (10) years after Closing on and subject to the terms the Lease.

7.2.    New Contracts.    Seller shall not amend any Contracts or enter into any new contract with respect to the ownership and operation of the Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property after Closing, without Buyer's prior written approval (which approval shall not be unreasonably withheld). Seller shall, at Seller's sole cost, terminate all Contracts, including, but not limited to, all management agreements, listing agreements and comparable agreements binding upon the Real Property on or prior to Closing as well as any Contracts that Buyer does not expressly elect to assume by delivery of written notice to Seller on or prior to the Review Period Expiration Date.

7.3.    Operation of Property.    From and after the Effective Date, Seller shall operate and manage the Property in the same manner in which it is being operated as of the Effective Date; and shall perform, when due, all of Seller's obligations under all governmental approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property.

7.4.     No Assignment. After the Effective Date, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein. Without limitation of the foregoing, Seller shall not grant any easement, right of way, restriction, covenant or other comparable right affecting the Real Property without obtaining Buyer's prior written consent, which consent shall not be unreasonably withheld. Seller shall not enter into any agreement (other than this Agreement), arrangement or understanding, formal or informal, for the sale of the Property, whether conditional or otherwise.

8.    ADDITIONAL CONDITIONS PRECEDENT TO CLOSING. In addition to the other conditions enumerated in this Agreement, the following shall be additional Conditions Precedent to Buyer's obligation to close hereunder:

8.1.    Representations and Warranties.    As of the Closing Date, the representations and warranties made by Seller to Buyer as of the Effective Date shall be true, accurate and correct as if specifically remade at that time.

8.2.    Lease. Seller shall execute and enter into the Lease in its capacity as tenant as of Closing.

9.    SELLER'S CLOSING DELIVERIES. At Closing, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance acceptable to Buyer:

9.1.    Deed. The Deed executed by Seller, in recordable form conveying the Real Property to Buyer free and clear of all liens, claims and encumbrances except for the Permitted Exceptions and the Lease.

9.2.    Bill of Sale. A Bill of Sale, executed by Seller, assigning, conveying and warranting to Buyer title to the Personal Property, free and clear of all liens, claims and encumbrances, other than the Permitted Exceptions.

9.3.    General Assignment. An assignment, executed by Seller, to Buyer of all right, title and interest of Seller and its agents in and to the Intangibles (including, but not limited to, the governmental approvals). On or prior to Closing, Seller shall, at Seller's sole cost, cause to be assigned to Buyer any and all guarantees and warranties issued with respect to the Improvements, including, but not limited to, any roof warranties, in accordance with their terms such that the same are enforceable by Buyer after Closing.

9.4.    Lease.    Two (2) duly executed counterparts of the Lease executed by Seller, as tenant.

9.5.    Assignment of Contracts.    Two (2) duly executed counterparts of an Assignment and Assumption of Contracts in form reasonably acceptable to Buyer and Seller (the "Assignment of Contracts") pursuant to which Seller assigns to Buyer those of the Contracts that Buyer has elected to assume.

9.6.    Keys.    Keys to all locks located in the Real Property, to the extent in Seller's possession or reasonable control.

9.7.    ALTA Statement.    If required by the Title Company, an Owner's Affidavit and a "gap" affidavit, each executed by Seller and in form and substance reasonably acceptable to the Title Company.

9.8.    Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

9.9.    Plans and Specifications. All plans and specifications related to the Real Property in Seller's possession or reasonable control.

9.10.    Entitv Transfer Certificate. Entity Transfer Certification confirming that Seller is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

9.11.    Other.    Such other documents and instruments as may reasonably be required by Buyer or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

10.    CLOSING DELIVERIES.    At Closing Buyer shall cause the following to be delivered to Seller:

10.1.    Purchase Price. The Purchase Price, plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller.

10.2.    Closing Statement. A closing statement conforming to the proration and other relevant portions of this Agreement.

10.3.    Lease.    Two (2) of the Lease executed m counterpart by Buyer, as landlord.

10.4.    Assignment of Contracts.    Two (2) of the Assignments of Contracts executed in counterpart by Buyer.

10.5.    Other.    Such other documents and instruments as may reasonably be required by Seller or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

10.6.    Title Company Closing Obligations. If and when Buyer and Seller have deposited into escrow the matters required by this Agreement and Title Company can and will issue the Title Policy concurrently with the Closing, Title Company shall:

10.6.1.    Deliver to Buyer: (1) the Deed by causing it to be recorded in the Official Records of the County of Washoe, State of Nevada, and immediately upon recording delivering to Buyer a conformed copy of the Deed; (2) the Bill of Sale, the Lease, the Assignment of Contracts and the General Assignment (3) the Certificate of Non-Foreign Status; and (4) any other deposits made by Seller pursuant to Section 9 above for delivery to Buyer.

10.6.2.    Deliver to Seller: the Purchase Price, after satisfying the Closing costs, prorations and adjustments, and any broker commission to be paid by Seller pursuant to this Agreement and also satisfying all amounts paid by Title Company in satisfaction of liens and encumbrances on the Property in order to put title to the Real Property into the state required by this Agreement; and (B) the Lease and the Assignment of Contracts.

10.6.3.    Deliver to Buyer: any funds deposited by Buyer, and any interest earned thereon, in excess of the amount required to be paid by Buyer hereunder.

10.6.4.    Deliver the Title Policy issued by Title Company to Buyer.

11.    PRORATIONS AND ADJUSTMENTS.    The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:

11.1.    Utilities and Operating Expenses.    Water, electricity, sewer, gas, telephone and other utility charges shall be prorated, except that Buyer shall in no event be obligated to credit Seller on account of any utility charges that area allocable to the Premises as the same are payable by Seller, as tenant, under the Lease. Any operating expenses shall be prorated, except that Buyer shall not be obligated to credit to Seller for any operating expenses allocable to the Premises, which amounts shall be paid by Seller, as tenant, under the Lease.

11.2.    Security Deposits.    The amount of all cash security and any other cash tenant deposits required to be posted by Seller, as tenant, under the Lease shall be credited to Buyer.

11.3.    Base Rent. Buyer will receive a credit at Closing for all base or fixed rent payable pursuant to under the Lease and all Additional Rents (collectively, "Rent") owing for the month of Closing plus a credit on account of the first six (6) weeks of rent owing for the Supplemental Area (as defined in the Lease). "Additional Rents" shall mean any and all amounts due from Seller, as tenant, for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges. The provisions of this Section 11.3 shall survive the Closing and the delivery of any conveyance documentation.
16

11.4.    Assessments. All assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Buyer being responsible for any installments of assessments that are due and payable on or after the Closing Date, except that Buyer shall in no event be obligated to credit to Seller the portion of any assessments allocable to the Premises as the same are payable by Seller, as tenant, under the Lease.

11.5.    Taxes. All ad valorem real estate and personal property taxes with respect to the Property shall be prorated as of the Closing Date, based on an accrual basis for the calendar year in which the Closing occurs (and prior years not yet due and payable), except that Buyer shall in no event be obligated to credit to Seller the portion of taxes allocable to the Premises as the same are payable by Seller, as tenant, under the Lease.

11.6.    Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than 30 days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such 30 day period. The obligations of the parties pursuant to this Section 11 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

12.    CLOSING EXPENSES.    Buyer will pay the cost of extended coverage for the Title Policy, the cost of the Survey, the base premium for the Title Policy and any endorsements to the Title Policy, one half the costs of any escrows hereunder and the cost of recording the Deed. Seller shall pay one half the costs of any escrows hereunder, all State, County and municipal transfer taxes. Any and all other costs shall be allocated in accordance with local custom.

13.    DESTRUCTION, LOSS OR DIMINUTION OF PROJECT. If, prior to Closing, all or any portion of the Real Property are damaged by fire or other natural casualty (collectively "Casualty Damage"), or are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively "Eminent Domain"), then the following procedures shall apply:

(a)
If the aggregate cost of repair or replacement of the Casualty Damage (collectively, "repair and/or replacement") is $500,000 or less, in the opinion of Buyer's and Seller's respective engineering consultants, Buyer shall close and take the Property as diminished by such events, subject to an assignment of Seller's casualty insurance proceeds (plus a credit for the amount of any unpaid deductible) or an assignment of any condemnation award, as applicable.

(b)
If the aggregate cost of repair and/or replacement of the Casualty Damage is greater than $500,000, in the opinion of Buyer's and Seller's respective engineering consultants, or in the event of an Eminent Domain, then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller in which event the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (ii) proceed to close subject to an assignment of the proceeds of Seller's casualty insurance for all Casualty Damage plus a credit for the amount of any unpaid deductible (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.

(c)	Seller agrees that Seller, as tenant, shall have no right to terminate its Lease in connection with any Casualty Damage or Eminent Domain occurring or threatened prior to Closing.

14.    DEFAULT.

14.1.    Default by Seller. If any of Seller's Representations contained herein are not true and correct on the Effective Date and continuing thereafter through and including the Closing Date, or if Seller fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to close), Buyer may elect either to (i) terminate Buyer's obligations under this Agreement by written notice to Seller, in which event the Deposit shall be returned immediately to Buyer and Seller shall reimburse Buyer for its actual, reasonable, out of pocket third party costs paid or incurred by Buyer to negotiate this Agreement and the Lease, conduct its due diligence investigations and otherwise pursue the transactions contemplated hereby promptly (which costs will not, in the aggregate, exceed $100,000), and in any event within ten (10) business days, after receipt of invoices for such costs (which obligation shall survive any termination of this Agreement); or (ii) file an action for specific performance. Seller agrees that in the event Buyer elects (ii) above, Buyer shall not be required to post a bond or any other collateral with the court or any other party as a condition to Buyer's pursuit of an action. The provisions of the immediately preceding sentence shall survive any termination of this Agreement. Nothing in this Section 14.1 shall be deemed to in any way to limit or prevent Buyer from exercising any right of termination provided to Buyer elsewhere in this Agreement. Seller will indemnify, defend and hold Buyer harmless from and against Buyer's actual out of pocket expenses which result from a default by Seller of any of its post-closing obligations under this Agreement, which will not exceed a total liability to Seller of $500,0000 in the aggregate.

14.2.    Default by Buyer. IN THE EVENT OF ANY DEFAULT BY BUYER HEREUNDER, SELLER SHALL BE ENTITLED TO RECEIVE, AS FIXED AND LIQUIDATED DAMAGES AND AS SELLER'S SOLE REMEDY HEREUNDER, AT LAW OR IN EQUITY, THE DEPOSIT, EXCEPT THAT THE FOREGOING SHALL NOT APPLY TO BUYER'S INDEMNITY OBLIGATIONS HEREUNDER OR BUYER'S OBLIGATIONS UNDER SECTION 4.2 (IN CONNECTION WITH WHICH, BUYER'S LIABILITY SHALL BE LIMITED TO SELLER'S ACTUAL DAMAGES). BUYER AND SELLER AGREE THAT IT WOULD BE IIVIPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY

SUFFER IN THE EVENT BUYER DEFAULTS HEREUNDER AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED. BUYER i\ND SELLER THEREFORE AGREE THAT A REASONABLE PRESENT ESTIMATE OF THE NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER'S DEFAULT OR BREACH HEREUNDER IS AN AMOUNT OF MONEY EQUAL TO THE DEPOSIT WHICH SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES.

NEJ                        MB
SELLERS INITIALS                BUYERS INITIALS

15.    SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE.

15.l,    Assignment. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller or Buyer during the term of this Agreement, except Seller may assign all or any of its right, title and interest under this Agreement to any third party intermediary (an "Intermediary'') in connection with a tax-defe1Ted exchange pursuant to Section 1031 of the Internal Revenue Code (an "Exchange"). Notwithstanding the foregoing, Buyer may assign all or any of its right, title and interest under this Agreement to: (i) an Intermediary in connection with an Exchange; or (ii) any affiliate or subsidiary of Buyer. In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from all liability hereunder.

15.2.    Tax-Deferred Exchange. In the event either party elects to assign this Agreement to an Intermediary, the other party shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party's assignment of this Agreement to the Intermediary.

16.    NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

Seller:            Neil E. Jenkins
Executive Vice President, Secretary and General Counsel
Lawson Products, Inc.
8770 West Bryn Mawr Avenue
Suite 900
Chicago, IL 60631
Fax: (312) 268-5281
Email: neil.jenkins@lawsonproducts.com

With copies to:        Steven A. Stender
Much Shelist, P.C.
191 North Wacker Drive, Suite 1800
Chicago, IL 60606
Fax: (312) 521-2318
Email: sstender@muchshelist.com

Marty Kelly
Director, Real Estate and Facility Services Lawson Products, Inc.
8770 West Bryn Mawr Avenue
Suite 900
Chicago, IL 60631
Fax: (312) 268-5281
Email: marty.kelly@lawsonproducts.com

Buyer:            KTR Property Trust III
c/o KTR Capital Partners, LLC
601 S. Figueroa Street, 22nd Floor
Los Angeles, CA 90017
Attn:    Philip Prassas Fax:    (213) 489-4092
Email: pprassas@ktrcapital.com

With a copy to:    KTR Property Trust III
140 Broadway, 43rd Floor New York, New York 10005
Attn: John P. DiCola
Fax: (212) 710-5061
Email: jdicola@ktrcapital.com
With a copy to
its attorneys:        Barack Ferrazzano Kirschbaum
& Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attn:    Mark J. Beaubien
Fax:    (312) 984-3150
Email: mark.beaubien@bfkn.com

Notices shall be deemed properly delivered and received: (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile.

17.    BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 15 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

18.    LIMITATION OF LIABILITY. Upon the Closing, Buyer shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Except with respect to the foregoing obligations, Buyer shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

19.    BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Colliers International/Chicago ("Broker"). Seller shall pay a brokers' commission due to Broker pursuant to a separate agreement between Seller and Broker. Seller hereby indemnifies, protects, defends and holds Buyer harmless from and against all losses, liabilities, costs and expenses, including reasonable attorney's fees (collectively, "Losses") suffered or incurred by Buyer resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Seller. Buyer hereby indemnifies, protects, defends and holds Seller harmless from and against all Losses suffered or incurred by Seller resulting from the claims of any broker, finder or other such party (excluding Broker) in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Buyer. The obligations of the parties pursuant to this Section 19 shall survive the Closing or any earlier termination of this Agreement.

20.    MISCELLANEOUS.

20.1.    Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof niay be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

20.2    Time of the Essence. Time is of the essence of this Agreement.

20.3    Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of Nevada.

20.4    Conditions Precedent. The obligations of Buyer to make the payments described in Section 2 and to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other. In the event of the failure of a Condition Precedent for any reason whatsoever, Buyer may elect, in its sole discretion, to terminate this Agreement in which event the provisions of Section 20.8 governing a permitted termination by Buyer of the entire Agreement shall apply.

20.5    Construction.    This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

20.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

20.7    Partial Invalidity.    The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

20.8    Permitted Termination.    In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, the Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.

20.9    Independent Contract Consideration. Seller and Buyer agree that One Hundred and No/100 Dollars ($100.00) of the Deposit shall constitute non-refundable independent consideration (the "Independent Consideration") for Seller's execution and delivery of this Agreement and, notwithstanding any other provision of this Agreement to the contrary, shall be paid to Seller upon the earlier to occur of (i) termination of this Agreement for any reason, or (ii) the Closing. The Independent Consideration shall be applied against the Purchase Price at Closing.

[Signature Page to Follow]

BUYER:

KTR PROPERTY TRUST III, a Maryland real estate investment trust

By: \s\ Stephen J. Butte
Name: Stephen J. Butte
Its: SVP

TITLE COMPANY, ESCROW AGENT FOR THE LIMITED PURPOSES OF ACKNOWLEDGING ITS LIABILITIES AND OBLIGATIONS HEREUNDER:

LAND SERVICES USA, INC. as agent for First American Title Insurance Company

By:
Name:
Its:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

LAWSON PRODUCTS, INC., an Illinois corporation

By: \s\ Neil E. Jenkins
Name: Neil E. Jenkins
Its: Ex, V.P., Secretary And General Counsel

EXHIBITS AND SCHEDULES

Exhibit A    Land

Exhibit B	Documents Schedule 1 Lease
EXHIBIT A

Legal Description of the Land

A portion of the Northeast Quarter (NE Yi) of Section 20, Township 19 North, Range 20 East, M.D.M., City of Reno, County of Washoe, Nevada, described as follows:

Reversion Parcel "A" as shown on that certain Reversionary Parcel Map No. 4694 and recorded December 12, 2006 as Instrument No. 3474018 of Official Records.

Said Parcel being a reversion of Parcel 2 of Parcel Map No. 3646 and Parcel 4-A of Record of Survey Map No. 2592

(NOTE: a properly engineered metes and bounds legal description will need to be provided to the Title Department prior to the close of escrow. Upon review further requirements may be made.)

Assessor's Parcel Number: 012-351-14

A-1

EXHIBIT B

Seller's Deliveries

To the extent in Seller's possession or reasonable control:

1.	Copies of current property tax bills and assessor's statements of current assessed values.

2.	Certificate of insurance coverage by policy type.

3.	Copies of "as-built" plans and specifications for the Property including, but not limited to, civil drawings, electrical plans, plumbing plans, fire sprinkler plans, and structural plans.

4.	Most recent Seller's issued policy of title insurance and a current title report issued by the Title Company, together with true, complete, and legible copies of all listed exceptions.

5.	Most recent existing survey of the Property.

6.	Detailed information concerning all capital refurbishments/improvements to the Property over the past three years.

7.	Copies of manufacturer's roof warranty.

8.	Copies of all leases, any amendments, guaranties, Letters of Credit, letter agreements, assignments, and subleases relating thereto and all other agreements relating to occupancy of the Property.

9.	Copies of all leasing and brokerage agreements pursuant to which commissions remain owing or are anticipated to become owing after Closing.

10.	Copies of all operating and management contracts, all leasing agreements and all service and maintenance agreements, and any amendments and letter agreements relating thereto.

11.	Copies of all restrictive covenants, reciprocal easement or other private agreements relating to the Property and all agreements with adjacent property owners.

12.	Engineering, environmental and physical inspection reports generated by third parties in Seller's possession or control regarding the Property, including soil reports.

13.
Copies of all approvals, permits and licenses from each governmental authority having jurisdiction over the Property and any excess land as are necessary to permit the full use and occupancy of the Property and the build-out of the excess land. These shall include but not be limited to environmental permits and approvals, certificate of completion, certificates of occupancy (each tenant's suite, each building, and the entire Property) and evidence of compliance with applicable zoning and use regulations.

14.	A detailed summary of all recent legal actions concerning the Property, including actions taken on behalf of or against the ownership of the Property.

15.	Monthly operating statements for the past 12 months and annual statements for the past 3 years.

SCHEDULE 1 LEASE

Schedule 1-1

AGREEMENT OF LEASE

Property:
1381 Capital Boulevard Reno, Nevada

EXHIBITS

A    - Site Plan

B    - Notice of Nonresponsibility
C    - Fair Market Rent Determination
Schedule 1 - Right of First Offer
Schedule 2 - Termination of Option

AGREEMENT OF LEASE

AGREEMENT OF LEASE (the "Lease") made as of the day of         , 2014 ("Effective Date") between      ,      a(n)                      (the "Landlord"), and Lawson Products, Inc., an Illinois corporation (the "Tenant").

Landlord and Tenant agree as follows:

1.    Reference Data and Definitions. The following sets forth some of the basic lease information and definitions used in this Lease:

1.1    "Additional Rent" shall mean Tenant's Proportionate Share (as hereinafter defined) of Real Estate Taxes and of Operating Expenses, and all other sums (exclusive of Base Rent) payable by Tenant to Landlord under this Lease.

1.2    "Base Rent" shall mean the annual Base Rent payable by Tenant to Landlord from and after the Commencement Date. The Base Rent payable by Tenant to Landlord shall be in the amounts set forth below for the periods set forth below:

Period (Months)	Monthly Installment of Annual Base Rent
0 - 12	$33,668.00
13 - 24	$34,678.00
25 - 36	$35,718.00
37 - 48	$36,790.00
49 - 60	$37,894.00
61 - 72	$39,031.00
73- 84	$40,202.00
85 - 96	$41,408.00
97 - 108	$42,650.00
109 - 120	$43,930.00

1.3    "Building" shall mean the approximately 226,000 square foot building located at 1381 Capital Boulevard, Reno, Nevada.

1.4    "Commencement Date" shall mean [INSERT CLOSING DATE].

1.5    "Common Areas" shall mean the roadways, parking areas and landscaped areas on the Property, and the entrances, accessways and other areas located within the Building or otherwise on the Property intended for the common use of all tenants of the Property and their invitees.

1.6    "Concession Costs" shall mean leasing commissions and all other costs such as construction allowances, rent concessions, moving expenses, takeover obligations and other similar inducements, incurred in leasing, subleasing or assigning a lease at the Building or this Lease.

1.7    "Excess Assignment Consideration" shall mean an amount, if any, equal to: (A) the consideration whenever paid by any assignee for the assignment, less (B) Concession Costs, reasonably incurred by Tenant in connection with such assignment.

1.8    "Excess Sublease Rent" shall mean an amount, if any, equal to: (A) (i) all rent or other consideration paid to Tenant by any subtenant, for and during each month less (ii) the portion of Tenant's Concession Costs reasonably incurred by Tenant in connection with such subletting and allocable to such month, less (B) (i) the monthly installment of Base Rent for such month plus (ii) such other rent or consideration attributable to such month, which would otherwise be required to be paid by Tenant to Landlord. In determining the amount of Excess Sublease Rent with respect to a sublease for less than all of the Premises, the amount of the monthly installment of Base Rent to be deducted pursuant to clause (B)(i) of this Section 1.8 shall be determined by multiplying the then applicable square foot rate of the monthly installment of Base Rent by the area of the portion of the Premises which has been sublet.

1.9    "Landlord" shall mean the Landlord named on page 1 of this Lease or any subsequent owner of such Landlord's interest in the Property.

1.10    "Landlord's Address":

c/o KTR Property Trust III 5 Tower Bridge
300 Barr Harbor Drive, Suite 150
Conshohocken, PA 19428
Attn: Stephen J. Butte

1.11    "Lease Interest Rate" shall mean the lesser of (A) 200 basis points in excess of the Prime Rate in effect from time to time or (B) the maximum amount or rate that lawfully may be charged in the circumstances, if such a maximum exists.

1.12    "Lease Taxes" shall mean any tax, assessment, levy or other charge (other than any income, franchise, state, succession, transfer, gift, capital stock or inheritance tax) by any federal, state or local law now or hereafter imposed directly or indirectly upon Landlord with respect to this Lease or the value thereof, or upon Tenant's use or occupancy of the Premises, or upon the Base Rent, Additional Rent or any other sums payable under this Lease or upon this transaction.

1.13    "Operating Expenses" shall have the meaning set forth in Section 6.1.

1.14    "Permitted Use" shall mean the receipt, packaging, shipping, storage and distribution of industrial maintenance and repair supplies and related office and ancillary uses.

1.15    "Premises" shall mean the approximately 105,214 square foot area within the Building commonly known as 1381 Capital Boulevard, Reno, Nevada, as depicted on the Site Plan, subject, however, to Section 2 below.

1.16    "Prime Rate" shall mean the rate of interest announced from time to time by Wells Fargo Bank, N.A. or its successor as its prime rate or, if such rate is discontinued, such comparable rate as Landlord reasonably designates by notice to Tenant.

1.17    "Property" shall mean the Building together with the parcel of land and all appurtenances thereto on which the Building is located as depicted on the Site Plan, together with all other improvements which may hereafter be constructed on such parcel of land.

1.18    "Real Estate Taxes" shall mean all real estate taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen (other than Lease Taxes) imposed upon the Property (on a cash basis). If, due to a future change in the method of taxation, any tax shall be levied or imposed in substitution, in whole or in part, for (or in lieu of) any tax or addition to or increase in any tax which would otherwise be included within the definition of Real Estate Taxes, then such other tax shall be deemed to be included within Real Estate Taxes.

1.19    "Rent" shall mean Additional Rent and Base Rent, collectively.

1.20    "Security Deposit" shall mean $

1.21    "Site Plan" shall mean the site plan depicting the Property annexed to this Lease as Exhibit A.

1.22    "Tenant" shall mean the Tenant named on page 1 of this Lease and such person's permitted successors and assigns, subject to the provisions ofthis Lease.

1.23    "Tenant Parties" shall mean Tenant's contractors, agents, servants, employees, attorneys, invitees and licensees.

1.24    "Tenant's Address" shall mean:

Neil E. Jenkins
Executive Vice President, Secretary and General Counsel Lawson Products, Inc.
8770 West Bryn Mawr Avenue Suite 900
Chicago, IL 60631
With copies to:

Steven Stender Much Shelist, P.C.
191 North Wacker Drive Suite 1800
Chicago, IL 60606

1.25    "Tenant's Proportionate Share" shall be Forty-Six and Fifty-Five hundredths percent (46.55%).

1.26    "Term" shall mean the ten (10) year period commencing on the Commencement Date and terminating on the last day of the calendar month in which the ten (10) year anniversary of the day immediately preceding the Commencement Date occurs.

2.    Demise of Premises. Subject to the terms of this Lease, and from and after the Commencement Date, Landlord leases to Tenant and Tenant leases from Landlord the Premises and grants to Tenant, so long as this Lease remains in effect, the non-exclusive right to use the Common Areas for their intended purposes in common with all others entitled to use them. Tenant shall be entitled to use the Common Areas in the same manner and fashion as other tenants of the Building on a non-discriminatory basis. During the six (6) week period after the Commencement Date (the "Relocation Period"), Tenant shall have the right to remain in that portion of the remainder of the Building not contained within the Premises (the "Supplemental Area") for the limited purpose of relocating its operations and equipment located in the Supplemental Area to the Premises and otherwise decommissioning the Supplemental Area. Tenant has paid a license fee to Landlord on account of the entire Relocation Period equal to $54,000 simultaneously with the execution of this Lease.    Provided Tenant is not in default hereunder beyond applicable notice and cure periods, Tenant may extend the Relocation Period on a week-to-week basis (i.e. by no more than a single week at a time) thereafter by providing at least ten (10) business days prior written notice of such election to Landlord for each weekly extension together with a weekly license fee of $9,000 payable to Landlord, except that Tenant may not extend the Relocation Period past the twelve (12) week anniversary of the Commencement Date without Landlord's prior written consent (which may be withheld in Landlord's sole discretion) and the Relocation Period shall end as of commencement the week for which Landlord has rejected the extension or Tenant's election not to extend the Relocation Period.    Tenant shall, at Tenant's sole cost, remove all operations, equipment and personal property from the Supplemental Area and place the Supplemental Area in broom clean condition and good working order and repair on or prior to the expiration or sooner termination of the Relocation Period ("Relocation Termination Date").    Tenant shall repair all damage to the

Supplemental Area resulting from its relocation of operations from the Supplemental Area to the Premises. If Tenant completes the relocation of its operations from the Supplemental Area to the Premises and places the Supplemental Area in the condition required by this Section 2 on or prior to the Relocation Termination Date, the Relocation Period shall end and Tenant shall have no further right to operate or engage in decommissioning activities in the Supplemental Area. On or after the Relocation Termination Date, Landlord shall, at Landlord's sole cost, construct a demising wall between the Supplemental Area and the Premises. Tenant shall be obligated to pay all utilities used in or by the Supplemental Area. If, on or prior to the Relocation
Termination Date, Tenant has not relocated its operations from the Supplemental Area to the Premises, and placed the Supplemental Area in the condition required by this Section, Tenant shall be in default hereunder without benefit of any notice and cure periods and commencing on the first day following the Relocation Termination Date, Tenant shall be obligated to pay Landlord the sum of $12,500 per week, on account of the Supplemental Area in advance until Tenant has satisfied its obligations with respect to the Supplemental Area without limitation upon Landlord's other rights and remedies.

3.    Possession.

3.1    Delivery of Possession.    Tenant agrees that Tenant is familiar with the condition of the Premises as Tenant was the prior owner of the Property, and Tenant hereby accepts the foregoing on an "AS-IS," "WHERE-IS" basis except to the extent of Landlord's repair and maintenance obligations hereunder. Tenant acknowledges that Landlord has not made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant's intended use, except as may be herein expressly set forth. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Landlord shall not be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as set forth herein.

4.    Term.

4.1    Commencement Date.    The term of this Lease shall commence on the Commencement Date.

4.2    Rent Commencement.    Tenant's obligation to pay Base Rent and Additional Rent shall commence on the Commencement Date. From and after the Commencement Date and throughout the initial Term, Tenant shall pay annual Base Rent in the amount and in the monthly installments required by Section 1.2.

4.3    Renewal. If Tenant is not in material default (beyond applicable periods for notice and cure) under this Lease at the time the applicable option to renew described below (each a "Renewal Option") is exercised or as of the commencement of the applicable Renewal Period (as hereinafter defined), Tenant shall have two options to extend the Term for five (5) years each (each a "Renewal Period") commencing on the first day following the last day of the initial Term or the first Renewal Period, as applicable, upon the same terms and conditions as are contained in this Lease, except as hereinafter provided. Base Rent for the first year of the applicable Renewal Period shall be equal to the greater of (i) the Fair Market Value Rental (as defined in Exhibit C attached hereto), or (ii) the annual Base Rent for the last year of the initial Term or the first Renewal Period, as applicable. The Fair Market Value Rental shall be determined in accordance with Exhibit C. Each Renewal Option shall be exercised by written notice to Landlord given no earlier than twelve (12) months nor later than nine (9) months prior to the last day of the initial Term or the first Renewal Period, as applicable, and the failure to timely exercise such right shall mean that such right is null and void.

4.4    Termination Option. Tenant will have the right to terminate this Lease prior to the end of the Term, on and subject to the terms set forth on Schedule 2 which is attached hereto and incorporated herein.

5.    Base Rent.

5.1    Payment.    Base Rent shall be payable by Tenant to "KTR PROPERTY TRUST III, OR TO SUCH OTHER ENTITY DESIGNATED TO TENANT IN WRITING BY LANDLORD" in equal monthly installments on or before the first day of each calendar month, in advance. All payments of Base Rent and Additional Rent shall be made without prior demand, without offset, deduction or counterclaim of any kind, in lawful money of the United States of America. Such payments shall be made at Landlord's Address or at such other place as Landlord shall designate from time to time. Tenant's agreement to lease the Premises and pay Base Rent, Additional Rent and all other sums payable under this Lease are independent of any other covenant, agreement or term of this Lease except as otherwise provided in this Lease.

5.2    Late Charges. Any Rent payable by Tenant to Landlord under this Lease which is not paid within five (5) days after the same is due will be automatically subject to a late payment charge, as Additional Rent, of five percent (5%) of the delinquent amount, in each instance, to cover Landlord's additional administrative costs. In addition to the late charge set forth above, Tenant shall also be required to pay interest on all such unpaid sums (including any late charge(s)), at a per annum rate equal to the Lease Interest Rate plus three percent (3%) (the "Default Rate") on all such outstanding charges of Rent, said interest charges, as applicable, to be payable on the first (1st) of each month throughout the Term of this Lease, without further notice or demand therefor by Landlord. Such late charges and interest will be due and payable as set forth herein and will accrue from the date that such Rent (including late charges and interest) sums are payable under the provisions of this Lease until actually paid by Tenant.

5.3    Security Deposit.    Tenant agrees to deposit the Security Deposit with Landlord on the date hereof. The Security Deposit shall be retained by Landlord as security for the faithful performance and observance by Tenant of its obligations under this Lease, it being expressly agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord's damages. Except as may otherwise be required by applicable law, (a) Tenant shall not be entitled to any interest on the Security Deposit, (b) Landlord shall not be obligated to hold the Security Deposit in trust or in a separate account, and (c) Landlord shall have the right to commingle the Security Deposit with its other funds. If Tenant defaults under this Lease and such default extends beyond any applicable grace or cure period (following notice of default being given to Tenant to the extent required hereunder), without limiting any other right or remedy of Landlord, Landlord may also apply the whole or any part of the Security Deposit to the extent required for the payment of any Rent or other sums payable under this Lease as to which Tenant is in default or on account of any sum which Landlord may expend or may be required to expend by reason of Tenant's default. If any portion of the Security Deposit is applied by Landlord for any such purpose, Tenant shall, within ten (10) days after demand is made by Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. If Tenant shall fully and faithfully comply with all of the covenants and conditions of this Lease, the Security Deposit shall be promptly returned to Tenant after the expiration date of the Term and the surrender of the Premises to Landlord. In no event shall the Security Deposit be applied to the last monthly installment of Base Rent or Additional Rent due prior to the expiration date of the Term. In the event of a sale of the Premises, Landlord shall have the right to transfer the Security Deposit to the purchaser subject to the terms of this Lease, whereupon Landlord shall be released by Tenant from all liability for the return of the Security Deposit and Tenant shall look solely to the new landlord for its return.

6.    Additional Rent for Operating Expenses and Real Estate Taxes.

6.1    Definitions. "Operating Expenses" shall mean any and all reasonable costs and expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Property including, without limitation:

(a)
the cost of electricity, gas, water, sewer service, and other systems and utilities serving Common Areas, and the cost of supplies and equipment and maintenance and service contracts in connection therewith;

(b)
the cost of repairs, replacements, maintenance and cleaning, including, without limitation, the cost of janitorial and other service agreements, snow removal and trash removal with respect to Common Areas;

(c)
the cost of all repairs and maintenance associated with the landscaped areas, surface parking areas and truck courts of the Property, including, without limitation, the cost of associated roof maintenance in connection with the Property;

(d)
the cost of fire, extended coverage, boiler, sprinkler, apparatus, public liability, property damage, rent, earthquake and other insurance as Landlord carries with respect to the Property, including the amounts of any deductible payment for such insurance incurred by Landlord in connection with any claim thereunder;

(e)	an annual management fee, not to exceed 3% per annum;

(f)
reasonable fees, charges and other costs, including, without limitation, consulting fees, attorneys' fees and accounting fees of all contractors engaged by Landlord in connection with the operation, maintenance or repair of the Property;

(g)
the cost of any capital improvements made to the Property after the date of this Lease designed to reduce Operating Expenses (amortized over the useful life in accordance with generally accepted accounting principles consistently applied, "GAAP"), together with interest on the unamortized balance(s) at the actual rate paid by Landlord;

(h)
the cost of any capital improvements made to the Property after the date of this Lease that are required under any Law (as hereinafter defined) (amortized in accordance with GAAP), together with interest on the unamortized balance( s) at the actual rate paid by Landlord;

(i)
the cost of supplies, materials and equipment used in the management, operation, maintenance and repair of the Property, including, without limitation, any rental fees for any such supplies, materials and equipment;

(j)	fees, costs and disbursements incurred in connection with proceedings to contest, determine, or reduce Operating Expenses or Real Estate Taxes;

(k)	the fee for a bi-annual roof inspection contract, the costs of Landlord Repairs (as hereinafter defined) pursuant to Section 9.3 and fire monitoring of the Building; and

(l)	the cost payable by the Property pursuant to any declaration of protective covenants or comparable recorded instrument affecting the Property.

"Operating Expenses" shall not include:

(1)
leasing commissions, accountants' or attorneys' fees, costs and disbursements and other expenses incurred in connection with proposals, negotiations, or disputes with tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord's title to or interest in the Property or any part thereof;

(2)
except as specifically provided in this Lease with regard to amortization of capital improvement costs, interest on debt or amortization payments on any mortgages or deeds of trust or any other borrowings of Landlord;

(3)	except as provided in this Lease with regard to capital expenditures, any other expense that under GAAP would not be considered a maintenance or operating expense;

(4)
salaries, benefits or other compensation paid to leasing agents, promotional    directors, officers, directors and executives of Landlord above the rank of building managers, or not involved in the day-to-day operations or management of the Property (except for out-of-pocket expenses of such persons related to the Property);

(5)	all contributions to any organizations, whether political or charitable;

(6)	interest or penalties for late payments;

(7)
any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds, warranties, service contracts or otherwise, except through rent adjustment or other tax or operating expense pass-through provisions;

(8)	ground lease rental;

(9)	depreciation;

(10)	expenses in connection with services or other benefits of a type which are not provided to Tenant but are provided to another tenant or occupant; and

(11)	costs incurred by Landlord to comply with its obligations under Section 7.4 (Hazardous Substances) and under its indemnity.

6.2    Payment of Real Estate Taxes.    Commencing on the Commencement Date, Tenant shall be obligated to pay to Landlord Tenant's Proportionate Share of all Real Estate Taxes as Additional Rent. Without limitation of the foregoing, commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, one twelfth (I/12th) of Tenant's Proportionate Share of Real Estate Taxes on or before the first day of each month during any calendar year, in advance, in an amount reasonably estimated by Landlord in good faith and billed by Landlord to Tenant. Landlord shall have the right to reasonably revise such estimate from time to time. Within one hundred twenty (120) days after the expiration of each fiscal year for Real Estate Taxes, Landlord shall furnish Tenant with a statement ("Landlord's Tax Statement") setting forth in reasonable detail the actual amount of Real Estate Taxes for such year and Tenant's Proportionate Share of Real Estate Taxes. If the actual amount of Tenant's Proportionate Share of Real Estate Taxes due for such year differs from the estimated amount of Tenant's Proportionate Share of Real Estate Taxes paid by Tenant for such year, then, if Tenant owes any amounts to Landlord, such amounts shall be paid by Tenant (whether or not this Lease has terminated) within thirty (30) days after receipt of Landlord's Tax Statement, and if Landlord owes any amounts to Tenant, such amounts shall be credited against the next installments of Base Rent and Additional Rent due from Tenant (or if the Lease has terminated for any reason other than Tenant's default, paid to Tenant within thirty (30) days after delivery of Landlord's Tax Statement.

6.3    Payment of Operating Expenses.    Commencing on the Commencement Date, Tenant shall be obligated to pay to Landlord Tenant's Proportionate Share of all Operating Expenses as Additional Rent. Without limitation of the foregoing, commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, one twelfth (I/12th) of Tenant's Proportionate Share of Operating Expenses for the Property for each calendar year on or before the first day of each month during such year, in advance, in an amount reasonably estimated by Landlord in good faith and billed by Landlord to Tenant. Landlord shall have the right to reasonably revise such estimate from time to time. Within one hundred twenty (120) days after the expiration of each calendar year, Landlord shall furnish Tenant with a statement ("Landlord's Operating Expense Statement"), setting forth in reasonable detail the actual amount of Operating Expenses for the Property for such year and Tenant's Proportionate Share of Operating Expenses. If the actual amount of Tenant's Proportionate Share of Operating Expenses due for such year payable by Tenant differs from the estimated amount of Operating Expenses paid by Tenant for such year, then, if Tenant owes any amounts to Landlord, such amounts shall be paid by Tenant (whether or not this Lease has terminated) within thirty (30) days after receipt of Landlord's Operating Expense Statement, and if Landlord owes any amounts to Tenant, such amounts shall be credited against the next installments of Base Rent and Additional Rent due from Tenant (or if the Lease has terminated for any reason other than Tenant's default, paid to Tenant within thirty (30) days after delivery of Landlord's Operating Expense Statement).

6.4    Tenant's Audit Rights. Landlord shall keep reasonably detailed records of all Operating Expenses and Real Estate Taxes for a period of at least two (2) years. Not more frequently than once in every 12-month period and after at least twenty (20) days' prior written notice to Landlord, Tenant together with any representative of Tenant shall be permitted to audit the records of the Operating Expenses and Real Estate Taxes. If Tenant exercises its audit rights as provided above, Tenant shall conduct any inspection at a reasonable time and in a manner so as not to unduly disrupt the conduct of Landlord's business. Any such inspection by Tenant shall be for the sole purpose of verifying the Operating Expenses and/or Real Estate Taxes. Tenant shall hold any information obtained during any such inspection in confidence, except that Tenant shall be permitted to disclose such information to its attorneys and advisors, provided Tenant informs such parties of the confidential nature of such information and uses good faith and diligent efforts to cause such parties to maintain such information as confidential. Any shortfall or excess revealed and verified by Tenant's audit shall be paid to the applicable party within thirty (30) days after that party is notified of the shortfall or excess to the extent such overage or shortfall has not previously been adjusted pursuant to this Lease. If Tenant's inspection of the records for any given year or partial year reveals that Tenant was overcharged for Operating Expenses or Real Estate Taxes by an amount of greater than three percent (3%), Tenant paid such overage and such overage was not otherwise adjusted pursuant to the terms of this Lease, Landlord shall reimburse Tenant for its reasonable, third party costs of the audit, up to an amount not to exceed $2,500.

7.    Use; Compliance With Law.

7.1    Permitted Use. The Premises shall be used only for the Permitted Use and for no other purpose.

7.2    No Nuisance. Tenant shall not allow, suffer or permit the Premises or any use thereof to constitute a nuisance.

7.3    Compliance with Laws. Tenant, at Tenant's expense, shall comply with and cause all of the Tenant Parties to comply with all applicable laws, ordinances, rules and regulations of governmental and quasi-governmental authorities ("Laws") applicable to the Premises or the use or occupancy thereof. Without limiting the generality of the foregoing,
Tenant shall comply with the requirements of (a) the Occupational Safety and Health Act (and all regulations promulgated thereunder), and (b) the Americans with Disabilities Act (and all regulations promulgated thereunder), as the same may be amended from time to time. The foregoing obligation of Tenant shall not however permit Tenant to make, without Landlord's prior written approval, any alterations to the Premises which otherwise would require Landlord's approval under this Lease, and Tenant shall comply with all of the requirements of this Lease in making any such alterations.

7.4    Hazardous Substances.

7.4.1    Definitions. "Hazardous Substance" shall mean any hazardous or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority having jurisdiction. The term "Hazardous Substance" includes, without limitation, any material or substance which is (i) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) petroleum, (v) asbestos or asbestos-containing materials, (vi) polychlorinated biphenyls and (vii) petroleum products.

7.4.2    Compliance with Law.    Tenant shall conduct, and cause to be conducted, all operations and activity at the Premises in compliance with, and in all other respects shall comply with, all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the protection of public health, safety or the environment (collectively "Environmental Statutes").

7.4.3    Permits. Tenant, in a timely manner, shall, to the extent required due to Tenant's use of the Premises or arising out of Tenant's actions at the Property, obtain and maintain in full force and effect all permits, licenses and approvals, and shall make and file all notifications and registrations as required by Environmental Statutes. Tenant shall at all times comply with the terms and conditions of any such permits, licenses, approvals, notifications and registrations.

7.4.4    Documents.    Tenant shall provide to Landlord copies of the following pertaining to the Premises, the Property or Tenant's use thereof, promptly after each shall have been submitted, prepared or received by Tenant: (A) all applications and associated materials submitted to any governmental agency relating to any Environmental Statute; (B) all notifications, registrations, reports and other documents, and supporting information, prepared, submitted or maintained in connection with any Environmental Statute or otherwise relating to environmental conditions; (C) all permits, licenses, approvals, and amendments or modifications thereof, obtained under any Environmental Statute; and (D) any correspondence, notice of violation, summons, order, complaint, or other document received by Tenant pertaining to compliance with or liability under any Environmental Statute.

7.4.5    Operations.    Tenant shall not cause in, on or under, or suffer or permit to occur in, on or under, the Premises any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence or handling of Hazardous Substances, except that limited quantities of Hazardous Substances may be used, handled or stored on the Premises, provided such is incident to and reasonably necessary for the maintenance of the Premises or Tenant's operations for the Permitted Use and is in compliance with all Environmental Statutes and other applicable governmental requirements. Should a release of any Hazardous Substance occur at the Premises or the Property as the result of the acts or omissions of Tenant and/or any of the Tenant Parties, Tenant shall immediately contain, remove and dispose of, off the Premises or the Property, such Hazardous Substances and any material that was contaminated by the release, and remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures Tenant shall comply with all Environmental Statutes.

7.4.6    Inspection.    Upon not less than twenty-four (24) hours' prior telephonic or written notice (except in case of an emergency in which event Landlord shall provide such telephonic or written notice as Landlord is able to under the circumstances), Tenant agrees to permit Landlord and its authorized representatives to enter, inspect and assess the Premises at reasonable times for the purpose of determining Tenant's compliance with the provisions of this Section. Such inspections and assessments may include obtaining samples and performing tests of soil, surface water, groundwater or other media.

7.4.7    Tanks.    Tenant shall not install or cause the installation of any above ground or underground storage tank at the Premises. Notwithstanding the foregoing, the parties acknowledge and approve the existence of two underground tanks located on the Premises (the "Tanks"), which provide a reservoir system for the collection of foam waste resulting from the activation of the foam fire suppression system. Tenant represents and warrants to Landlord that the Tanks were installed in compliance with all Laws, have been duly registered with the State of Nevada and have been owned and operated in compliance with all Laws. Tenant may leave the Tanks in place upon the expiration or sooner termination of the Lease provided it is permitted to do so by applicable Laws and complies with all Laws (including de-commissioning requirements) related to the abandonment of the Tanks, which obligation shall survive the expiration or sooner termination of this Lease.

7.4.8    Indemnification.    Notwithstanding any other prov1s10n in this Lease to the contrary, Tenant hereby agrees to indemnify and to hold harmless Landlord and its officers, directors, shareholders, partners and principals of, from and against any and all expense, loss, cost, claim, damage, penalty, fine, or liability of any kind or nature suffered by Landlord by reason of the presence or release of Hazardous Substances at or from the Premises or the Property, or any violation of Environmental Statutes by the Premises or the Property, as a result of the acts or omissions of Tenant or the Tenant Parties or Tenant's breach of any of the provisions of this Section 7, including without limitation: (A) any and all expenses that Landlord may incur in complying with any Environmental Statutes, (B) any and all costs that Landlord may incur in monitoring, studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the presence or release of any Hazardous Substance at or from the Premises or the Property, (C) any and all costs for which Landlord may be liable to any governmental agency for monitoring, studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the presence or release of any Hazardous Substance at or from the Premises or the Property, (D) any and all fines or penalties assessed, or threatened to be assessed, upon Landlord by reason of a failure of Tenant to comply with any obligations, covenants or conditions set forth in this Section, and (E) any and all reasonable legal fees and costs incurred by Landlord in connection with any of the foregoing. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Term of this Lease. Notwithstanding anything to the contrary in this Section 7.4, Tenant shall have no liability to Landlord with respect to Hazardous Substances present at the Property due to the acts or omissions of any party other than Tenant and the Tenant Parties.

7.5    Common Areas.

7.5.1    Tenant shall have the non-exclusive right to use the Common Areas in common with other persons permitted under this Lease or persons approved by Landlord during the Term, subject to reasonable rules and regulations uniformly established and applied by Landlord and the provisions of this Lease.

7.5.2    Landlord reserves the right, at any time and from time to time, without the consent of or liability to Tenant, to (i) make alterations or additions to the Property and the Common Areas, to change, add to, eliminate or reduce the extent, size, shape, number or configuration of any aspect of the Property and Common Areas, (ii) close to the general public all or any portion of the Property to the extent and for the period necessary to avoid any dedication to the public, provided Tenant has reasonable means of ingress and egress to the Premises, (iii) effect any repairs or further construction, (iv) change the arrangement, character, use or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, landscaping, toilets, mechanical, plumbing, electrical or other operating systems or any other portions of the Common Areas or other parts of the Property provided such alterations or additions do not materially adversely affect the use of the Common Areas by Tenant, or ingress to or egress from the Premises, and (v) change the name, number or designation by which the Property is commonly known; provided, however, Landlord shall use reasonable efforts to limit and minimize any disruption of Tenant's use of the Premises in connection with Landlord's actions undertaken pursuant to this Section.

8.    Alterations; Tenant's Property and Tenant's Responsibilities.

8.1    Alterations Defined.

8.1.1    Tenant shall not make or suffer or allow to be made any alterations, additions or improvements in or to the Premises (collectively, "Alterations") without first obtaining Landlord's written consent based on detailed plans and specifications submitted by Tenant; provided Landlord's consent will not be required if (a) the proposed Alterations will not affect the structure or the HVAC Systems (as hereinafter defined), mechanical, electrical, plumbing or life safety systems of the Building (collectively, "Building Systems") and (b) the total cost to acquire and install the proposed Alterations will be no more than (i) $25,000 in any one instance and (ii) $100,000 in the aggregate during any calendar year. In all other instances where Landlord's consent is so required, it may be granted or withheld by Landlord in its sole but reasonable discretion.    In all events, Tenant shall notify Landlord prior to commencing Alterations other than de minimis Alterations.

8.1.2    Tenant agrees that all such work (regardless of whether Landlord's consent is required) shall be done at Tenant's sole cost and expense, in accordance with the plans and specifications approved by Landlord and in a good and workmanlike manner, that the structural integrity of the Building shall not be impaired, and that no liens shall attach to all or any part of the Premises, the Building, or the Property by reason thereof. Tenant shall obtain, at its sole expense, all permits required for such work.

8.2    Removal of Property. Unless otherwise elected by Landlord as hereinafter provided, all Alterations made by Tenant shall become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease, except as otherwise set forth in this Lease. However (i) movable equipment, trade fixtures, personal property, furniture, or any other items that can be removed without material harm to the Premises will remain Tenant's property; and (ii) the racks to be installed by Tenant (collectively, "Tenant Owned Property") shall not become the property of Landlord but shall be removed by Tenant upon the expiration or earlier termination of this Lease. All Tenant Owned Property shall be removed from the Premises at Tenant's sole cost and expense at the expiration or sooner termination of this Lease. When granting consent for any Alterations that require Landlord's consent, Landlord shall indicate whether it will require the removal of those Alterations at the expiration or earlier termination of the Lease. Prior to making any Alterations not requiring Landlord's consent, Tenant shall request that Landlord notify Tenant whether Landlord requires Tenant to remove that Alteration prior to expiration or earlier termination of the Lease. Tenant shall remove those Alterations that Landlord requested be removed under the prior two sentences at the expiration or earlier termination of the Lease. Tenant shall repair at its sole cost and expense all damage caused to the Premises or the Building by removal of any Alterations that Tenant is required to remove or Tenant Owned Property. Landlord may remove any Tenant Owned Property or Alterations that Tenant is required but fails to remove at the expiration or earlier termination of the Lease and Tenant shall pay to Landlord the reasonable cost of removal. Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease.

8.3    Tenant's Responsibilities.    Pursuant to NRS 108.234, Landlord hereby informs Tenant that Tenant must comply with the requirements of NRS 108.2403 and NRS 108.2407. Tenant shall take all actions necessary under Nevada law to ensure that no liens encumbering Landlord's interest in the Property arise as a result of any work performed by or arranged to be performed by Tenant on the Premises or the Property ("Tenant Improvement Work"), including, without limitation, the recording of a notice of posted security in the Official Records of Clark County, Nevada, in accordance with NRS 108.2403 and either (i) establish a construction disbursement account pursuant to NRS 108.2403(1)(b)(1) or (ii) furnish and record, in accordance with NRS 108.2403(1)(b)(2), a surety bond for the prime contract for any Tenant Improvement Work at the Premises that meets the requirements of NRS 108.2415. The name and address of Tenant's prime contractor who will be performing the Tenant Improvement Work will be provided to Landlord for Landlord's approval prior to the commencement of any of the Tenant Improvement Work, which approval shall not be unreasonably withheld. Tenant shall notify Landlord immediately upon the signing of any contract with the prime contractor for the construction, alteration or repair of any portion of the Premises or Tenant's improvements to the Premises. Tenant may not enter the Premises to begin initial construction on Tenant's improvements or begin any Alteration or other work in the Premises until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 8.3. Failure by Tenant to comply with the terms of this Section 8.3 shall permit Landlord to declare Tenant in default without benefit of any notice and cure periods. In accordance with NRS 108.234(2), Tenant agrees that Landlord's interest in the Premises and the Property shall not be subject to, and shall be immune from, the attachment of any lien arising as a result of the Tenant Improvement Work, including any improvement, construction, alteration or repair in the Premises by Tenant, if Landlord, within three (3) days after obtaining knowledge of the construction, alteration or repair, or the intended construction, alteration or repair, gives notice that Landlord will not be responsible for the improvement by recording a notice in writing to that effect with the Official Records of Clark County, Nevada ("Notice of Nonresponsibility" ) in the form of Exhibit B attached hereto. The Notice of Nonresponsibility shall be deemed timely recorded within three (3) days immediately following the effective date of the Lease or by the date of the execution of this Lease by all parties, whichever occurs first. Each Notice of Nonresponsibility recorded pursuant to NRS 108.234 shall set forth the information required in NRS 108.234(3) and shall be served by personal delivery or by certified mail, return receipt requested (1) upon Tenant within ten (10) days after the date on which the Notice of Nonresponsibility is recorded and (2) upon the prime contractor within ten (10) days after the date on which Tenant contracts with the prime contractor for the construction, alteration or repair of the work of improvement.

9.    Repairs and Other Work.

9.1    Tenant's Obligations.

9.1.1    Tenant shall maintain in good, clean and sanitary order and condition the Premises, including without limiting the generality of the foregoing, all plumbing, heating, air conditioning, and ventilating systems ("HVAC Systems"), electrical, lighting facilities and equipment within the Premises, fixtures, interior walls, ceilings, decking, floors, windows, doors, plate glass and skylights located within the Premises, and signs (except Landlord's signs, if any) located on the Premises. Tenant shall enter into a preventative maintenance contract for the HVAC Systems on terms and with a provider reasonably acceptable to Landlord, which contract shall call for quarterly maintenance, inspection and repair of such HVAC Systems.

9.1.2    Tenant will not overload the electrical wiring serving the Premises or within the Premises, and will install at its expense, subject to the provisions of this Lease, any additional electrical wiring which may be required in connection with Tenant's apparatus.

9.1.3    Tenant will repair, at its expense, any damage to the Premises, or to the Property, arising out of Tenant's use or occupancy thereof, including damage caused by bringing into the Premises any property for Tenant's use or by the installation or removal of such property, all regardless of fault, or by whom such damage shall be caused, unless caused by Landlord, its agents, employees, or contractors.

9.1.4    If Tenant fails to perform Tenant's obligations under this Section 9.1, Landlord may enter upon the Premises after ten (10) days' prior written notice to Tenant (except in the event of an emergency, in which case no notice shall be required), perform such obligations on Tenant's behalf, and put the Premises in good order, condition and repair, and Tenant shall promptly pay to Landlord a sum equal to 115% of the cost thereof within ten (10) days of written demand by Landlord.

9.2    Conditions Applicable to Repairs and Other Work.    All repairs, replacements and reconstruction (including, without limitation, all Alterations) made by or on behalf of Tenant shall be made and performed: (a) at Tenant's cost and expense and at such time and in such manner as Landlord may reasonably designate, (b) by contractors or mechanics reasonably approved by Landlord, (c) at least equal in quality of materials and workmanship to the original work or installation, (d) in accordance with such reasonable requirements as

Landlord may impose with respect to insurance to be obtained by Tenant in connection with the proposed work, (e) in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Premises, and (f) if deemed reasonably appropriate by Landlord, Tenant shall provide Landlord with as built drawings of such Alterations.

9.3    Landlord's Obligations. Landlord shall be responsible for the performance of all repair, maintenance and replacement of all structural elements, roof and exterior walls of the Building, except to the extent such is part of any Alterations. The cost of: (a) all such repairs and maintenance pursuant to the first sentence of this Section 9.3 (the "Landlord Repairs") shall be reimbursed to Landlord as Operating Expenses and (b) all replacements pursuant to the first sentence of this Section 9.3 shall be paid for by Landlord at its sole cost and expense, except as otherwise expressly set forth in Section 6.1. Provided, however, if any such work, maintenance, repairs or replacements are required as a result of the negligence or misconduct of Tenant or any Tenant Parties, Tenant's failure to repair and maintain the Premises or the misuse of the Premises or the Property by Tenant or the Tenant Parties (any of the foregoing, a "Tenant Necessitated Repair"), Tenant shall reimburse Landlord for all reasonable costs paid or incurred by Landlord for such work upon demand as Additional Rent. Landlord shall also be responsible for the performance of landscaping and snow removal and repairs and maintenance of the exterior parking areas, sidewalks, truck courts and HVAC Systems that are shared by more than one occupant of the Building provided that the cost of such activities shall be reimbursable as Operating Expense.

10.    Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed or material furnished to or for the Premises by or for Tenant. If Tenant shall not, within thirty (30) days following notice of the imposition of any such lien, cause same to be released of record by payment or posting of a bond satisfactory to Landlord, Landlord, in addition to all other remedies provided under this Lease and by law, shall have the right (but not the obligation) to cause the lien to be released by such means as Landlord shall deem proper, including, without limitation, payment of the claim giving rise to such lien. All such sums reasonably paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Rent and shall be payable by Tenant within ten (10) days after receipt of written demand. Tenant shall indemnify, defend and hold harmless Landlord and its agents, employees and contractors from and against any damages, losses or costs arising out of any such claim and from any liens or encumbrances arising from any work performed by Tenant or on behalf of Tenant in the Premises or the Property. Tenant's indemnification of Landlord contained in this Paragraph shall survive the expiration or earlier termination of this Lease. All of the aforesaid rights of Landlord shall be in addition to any remedies which either Landlord or Tenant may have available to them at law or in equity. Notwithstanding anything in this Lease to the contrary, Tenant is not authorized to act for or on behalf of Landlord as Landlord's agent or otherwise, for any purposes of constructing improvements, additions or alterations to the Premises.

11.    Subordination.

11.1    This Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Property or any portion thereof, (b) the lien of any mortgage, deed of trust or other security instrument that may now exist or hereafter be executed in any amount for which the Property or any portion thereof, any ground leases or underlying leases, or Landlord's interest or estate therein is specified as security, and (c) all modifications, renewals, supplements, consolidations and replacements thereof. If any ground lease or underlying lease terminates for any reason or any mortgage, deed of trust or other security instrument is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant, notwithstanding any subordination, shall attorn to and become the tenant of the successor in interest to Landlord at the option of such successor in interest. The provisions of this Section shall be self operative and no further instrument shall be required to effect the provisions of this Section. Notwithstanding anything to the contrary contained herein, Landlord will, as a condition to the subordination of this Lease, provide Tenant with an executed subordination, non-disturbance and attornment agreement with Landlord's lender, on customary terms.

11.2    If any mortgage is foreclosed, or Landlord's interest under this Lease is conveyed or transferred in lieu of foreclosure: neither the mortgagee nor any person or entity acquiring title to the Property as a result of foreclosure or trustee's sale, nor any successor or assign of either of the foregoing, shall be (i) liable for any default by Landlord, (ii) bound by or liable for any payment of Rent which may have been made more than thirty (30) days before the due date of such installment, (iii) subject to any defense or offset which Tenant may have to the payment of Rent or other performance under this Lease arising from any default by Landlord, or (iv) bound by any amendment or modification to this Lease made without the consent of such mortgagee if such mortgagee's consent thereto is required.

11.3    Within ten (10) days following request by Landlord, Tenant agrees to execute any documents reasonably required to effectuate the foregoing subordination or such other reasonable and customary subordination, non-disturbance and attornment agreement submitted by Landlord to Tenant, which documents may contain such other terms as any mortgagee or prospective mortgagee may reasonably require, or to make this Lease prior to the lien of any mortgage, deed of trust or underlying lease, as the case may be.

11.4    Tenant agrees to simultaneously give to any party holding a mortgage encumbering the Building, by registered or certified mail, a copy of any notice of default served upon Landlord provided Tenant has been notified in writing of the names and addresses of such mortgagee(s) and such parties shall have the same cure rights as Landlord has under this Lease.

12.    Inability to Perform.    If, by reason of acts of God, governmental restrictions, strikes, labor disturbances, shortages of materials or supplies, actions or inactions of governmental authorities or any other cause or event beyond Landlord's or Tenant's reasonable control (collectively, "Force Majeure Events"), Landlord or Tenant is unable to furnish or is delayed in furnishing any utility or service required to be furnished by either party under the provisions of this Lease, or either party hereto is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements required to be performed or made under this Lease, no such inability or delay shall impose any liability upon such non-performing party or provide the other party with any right to offset, deduction or abatement of Rent by reason of inconvenience or annoyance to such other party, or otherwise. The terms of this Section 12 shall not be applicable to or excuse any failing on the part of Tenant to satisfy Tenant's obligations to pay Rent or other required payments to Landlord.

13.    Destruction.

13.1    Repair. Subject to the provisions of Sections 13.2, 13.3 and 13.4 below, if any portion of the Building is damaged by fire, earthquake, flood or other casualty, Landlord shall proceed immediately to make such repairs in accordance with Section 13.4.

13.2    Tenant's Right to Terminate.    If such damage causes more than fifty percent (50%) of the Premises to be untenantable by Tenant and, in the reasonable estimate of an independent architect or contractor, such damage cannot be repaired within twelve (12) months after the date of the event causing such damage (under a normal construction schedule not requiring the payment of overtime or premium), Tenant may terminate this Lease by delivery of written notice to Landlord within thirty (30) days after the date on which such architect or contractor's estimate is delivered to Tenant by Landlord. Upon termination, Rent shall be apportioned as of the date of the damage and, provided Tenant is not in default, all prepaid Rent shall be repaid to Tenant. Landlord agrees to provide Tenant with such estimate within thirty (30) days after Landlord has received written notice of such casualty.

13.3    Landlord's Right to Terminate. If (i) the cost to repair damage to or destruction of the Property exceeds fifty percent (50%) of replacement cost of the Building and other improvements on the Property for a casualty of the type covered by the insurance required to be carried under Section 14.5, or (ii) the Premises or any other portion of the Property is damaged by a casualty not of the type covered by the insurance required to be carried under Section 14.5 and the amount by which the cost to repair such damage exceeds available insurance proceeds, if any, is greater than fifteen percent (15%) of the then replacement cost of the Building and other improvements on the Property, or (iii) such damage cannot be repaired within twelve (12) months after the casualty (under a normal construction schedule not requiring the payment of overtime or premium), Landlord may terminate this Lease on twenty (20) days notice to Tenant by delivery of written notice to Tenant within forty-five (45) days after the date of the casualty. Upon termination, Rent shall be apportioned as of the date of the damage and all prepaid Rent shall be repaid to Tenant (less the amount necessary to cure any monetary default of Tenant under this Lease existing as of the date of termination).

13.4    Extent of Repair Obligations. If this Lease is not terminated, Landlord's repair obligation shall extend to the structure of the Building and all improvements insured by Landlord in accordance with Section 14.5 below (except those constructed or installed by Tenant, if any, completed after the date of this Lease, and the Tenant Owned Property) in the Premises at the date possession of the Premises was delivered to Tenant, and Tenant shall repair all other portions of the Premises (including, without limitation, Alterations and Tenant Owned Property). All such repairs shall be performed in a good and workmanlike manner, with due diligence, and shall restore the items repaired to substantially the same usefulness and construction as existed immediately before the damage. All work by Tenant shall be performed in accordance with the requirements of Section 9.2 above. In the event of any termination of this Lease, the proceeds from any insurance paid by reason of damage to or destruction of the Property or any portion thereof, or any other element, component or property insured by Landlord (exclusive of proceeds for damage to Tenant Owned Property), shall belong to and be paid to Landlord.

13.5    Adjustment of Rent.    If a casualty renders all or part of the Premises untenantable, Rent shall proportionately abate commencing on the date of the casualty and ending when the Premises are delivered to Tenant with Landlord's restoration obligation substantially complete. The extent of the abatement shall be based upon the portion of the Premises rendered untenantable, inaccessible or unfit for use in a reasonable business manner for the purposes stated in this Lease.

13.6    Mutual Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, other than with respect to Tenant Necessitated Repairs, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other's officers, directors, constituent partners, agents and employees, and Tenant waives such rights against each lessor under any ground or underlying lease and each lender under any mortgage or deed of trust or other lien encumbering the Property or any portion thereof or interest therein, to the extent any loss is or would be covered by fire, extended coverage, and other property insurance policies required to be carried under this Lease or otherwise carried by the waiving party, and the rights of the insurance carriers of such policy or policies to be subrogated to the rights of the insured under the applicable policy. Each party shall cause its insurance policy to be endorsed to evidence compliance with such waiver.

14.    Insurance.

14.1    Insurance on Tenant's Property.    Tenant shall procure at its cost and expense and keep in effect during the Term insurance coverage for all risks of physical loss or damage insuring the full replacement value of Alterations, Tenant's trade fixtures, furnishings, equipment, plate glass, signs and all other items of Tenant Owned Property and other personal property of Tenant. Landlord shall not be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, vandalism, falling plaster, by sprinkler, drainage or plumbing systems, or air conditioning equipment, by the interruption of any public utility or service, by steam, gas, electricity, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or by anything done or omitted to be done by any tenant, occupant or person in the Building, it being agreed that Tenant shall be responsible for obtaining appropriate insurance to protect its interests.

14.2    Tenant's Liability Insurance. Tenant shall procure at its cost and expense and maintain throughout the Term comprehensive commercial general liability insurance applicable to the Premises with a minimum combined single limit of liability of Two Million Dollars ($2,000,000), statutory worker's compensation insurance, and employer's liability insurance with a One Million

Dollar ($1,000,000) minimum limit covering all of Tenant's employees. Such liability insurance shall include, without limitation, products and completed operations liability insurance, fire and legal liability insurance, and such other coverage as Landlord may reasonably require from time to time. At Landlord's request Tenant shall increase such insurance coverage to a level that is commercially reasonably required by Landlord.

14.3    Form of Policies.    Tenant's insurance shall be issued by companies authorized to do business in the State of Nevada. Tenant shall have the right to provide insurance coverage pursuant to blanket policies obtained by Tenant if the blanket policies expressly afford coverage required by this Section 14. All insurance policies required to be carried by Tenant under this Lease (except for worker's compensation insurance) shall (i) name Landlord, and any other reasonable number of parties designated by Landlord as additional insureds, (ii) as to liability coverages, be written on an "occurrence" basis, (iii) provide that Landlord shall receive thirty (30) days notice from the insurer before any cancellation or change in coverage, and (iv) contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained. Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord. Tenant shall deliver reasonably satisfactory evidence of such insurance to Landlord on or before the date Tenant first enters or occupies the Premises, and thereafter at least thirty (30) days before the expiration dates of expiring policies. Notwithstanding the foregoing, if any such insurance expires without having been renewed by Tenant, Landlord shall have the option, in addition to Landlord's other remedies to procure such insurance for the account of Tenant immediately and without notice to Tenant, and the cost thereof shall be paid to Landlord as Additional Rent. The limits of the insurance required under this Lease shall not limit liability of Tenant.

14.4    Compliance with Insurance Requirements. Tenant shall not do anything, or suffer or permit anything to be done, in or about the Premises that shall invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building. Tenant, at Tenant's expense, shall comply with, and shall cause all occupants of the Premises to comply with, all applicable customary rules, orders, regulations or requirements of any board of fire underwriters or other similar body.

14.5    Landlord's Insurance.    Landlord will purchase and maintain a standard policy of "all risk" insurance with customary exclusions covering the Building in the full replacement cost of the Building, together with rent loss insurance and windstorm coverage (on a full replacement cost basis). Landlord will purchase and maintain broad form commercial general liability insurance with a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000), written by companies authorized to do business in the State of Nevada. All costs of insurance carried by Landlord and referred to in this Section or otherwise will constitute Operating Expenses.

15.    Eminent Domain.

15.1    Effect of Taking.    If all of the Premises is condemned or taken in any permanent manner before or during the Term for any public or quasi-public use, or any permanent transfer of the Premises is made in avoidance of an exercise of the power of eminent domain (each of which events shall be referred to as a "taking"), this Lease shall automatically terminate as of the date of the vesting of title as a result of such taking. If a part of the Premises is so taken, this Lease shall automatically terminate as to the portion of the Premises so taken as of the date of the vesting of title as a result of such taking. If such portion of the Property is taken as to render the balance of the Premises unusable by Tenant for the Permitted Use, as reasonably determined by Tenant and Landlord, this Lease may be terminated by Landlord or Tenant, as of the date of the vesting of title as a result of such taking, by written notice to the other party given within sixty (60) days following notice to Landlord of the date on which said vesting will occur. If this Lease is not terminated as a result of any taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord.

15.2    Award.    Landlord shall be entitled to the entire award for any taking, including, without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in any taking, together with any and all rights of Tenant now or hereafter arising in or to such award or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant or the interruption of or damage to Tenant's business.

15.3    Adjustment of Rent. In the event of a partial taking that does not result in a termination of this Lease as to the entire Premises, Base Rent and Additional Rent shall be equitably adjusted in relation to the portions of the Premises and Building taken or rendered unusable by such taking.

15.4    Temporary Taking.    If all or any portion of the Premises is taken for a limited period of time before or during the Term, this Lease shall remain in full force and effect; provided, however, that Rent shall abate during such limited period in proportion to the portion of the Premises taken by such taking. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant or the interruption of or damage to Tenant's business. Any temporary taking of all or a portion of the Premises which continues for six (6) months shall be deemed a permanent taking of the Premises or such portion.
16.    Assignment; Subleasing.

16.1    Consent Required.    Neither Tenant nor any sublessee or assignee of Tenant, directly or indirectly, voluntarily or by operation of law, shall sell, assign, encumber, mortgage, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant's leasehold estate hereunder (each such act is referred to as an "Assignment" ), or sublet the Premises or any portion thereof or permit the Premises to be occupied by anyone other than Tenant (each such act is referred to as a "Sublease"), without Landlord's prior written consent in each instance, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord may withhold consent to an encumbrance, mortgage or pledge of Tenant's leasehold estate hereunder in its sole discretion. Any Assignment or Sublease that is not in compliance with this Section 16 shall be void. At the option of Landlord, any Assignment that is not in compliance with this Section 16 shall constitute a material default by Tenant under this Lease. The acceptance of Rent by Landlord from a proposed assignee, sublessee or occupant of the Premises shall not constitute consent to such Assignment or Sublease by Landlord. Fifty percent (50%) of the Excess Assignment Consideration which is attributable to this Lease in connection with any Assignment, and fifty percent (50%) of the Excess Sublease Rent, shall be payable to Landlord as Additional Rent, except that the terms of this sentence shall not apply to any assignment or sublease that is permitted by Section 16.5 below without Landlord's consent. The right to such amounts is expressly reserved from the grant of Tenant's leasehold estate for the benefit of Landlord.

16.2    Notice. Any request by Tenant for Landlord's consent to a specific Assignment or Sublease shall include (a) the name of the proposed assignee, sublessee or occupant, (b) the nature of the proposed assignee's sublessee's or occupant's business to be carried on in the Premises, (c) a copy of the proposed Assignment or Sublease, and (d) such financial information (in the event of an Assignment) and such other information as Landlord may reasonably request concerning the proposed assignee, sublessee or occupant or its business. Landlord shall respond in writing, stating the reasons for any disapproval, within fifteen (15) business days after receipt of all information reasonably necessary to evaluate the proposed Assignment or Sublease.

16.3    No Release. No consent by Landlord to any Assignment or Sublease by Tenant, and no specification in this Lease of a right of Tenant to make any Assignment or Sublease, shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after (a) the Assignment or Sublease or (b) any extension of the Term (pursuant to exercise of an option granted in this Lease). The consent by Landlord to any Assignment or Sublease shall not relieve Tenant or any successor of Tenant from the obligation to obtain Landlord's express written consent to any other Assignment or Sublease.

16.4    Cost of Processing Request. Tenant shall pay to Landlord the reasonable amount of Landlord's cost of processing every proposed Assignment or Sublease, including without limitation reasonable legal review fees and expenses, together with the reasonable amount of all direct and indirect expenses incurred by Landlord arising from any assignee, occupant or sublessee taking occupancy (including, without limitation, security service, janitorial and cleaning service, and rubbish removal service) up to an amount not to exceed $2,500 in any one instance.
16.5    Corporate or Partnership Transfers.    Notwithstanding the foregoing, provided that (i) Tenant is not in default under this Lease, and (ii) no such transaction is undertaken with the intent of circumventing Tenant's liability under this Lease, Tenant may assign this Lease to any affiliate or subsidiary of Tenant or in connection with a merger or other consolidation of Tenant and may sublease all or some portion of the Premises to an affiliate or subsidiary of Tenant without Landlord's consent provided: (a) Tenant shall remain liable hereunder; (b) Tenant provides reasonable prior written notice to Landlord of such Assignment or Sublease; (c) after such transaction is effected, the tangible net worth (excluding goodwill) of the tenant under this Lease is equal to or greater than the tangible net worth of Tenant as of the date of this Lease; and (d) Landlord shall have received an executed copy of all documentation effecting such transfer on or before its effective date.

16.6    Assumption of Obligations. Each assignee or other transferee of Tenant's interest under this Lease, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all the terms, covenants, conditions and agreements contained in this Lease which are to be perfonned by Tenant. Each sublessee of all or any portion of the Premises shall agree in writing for the benefit of Landlord (a) to comply with and agree to the provisions of this Lease, and (b) that such sublease (and all further subleases of any portion of the Premises) shall terminate upon any termination of this Lease, regardless of whether or not such termination is voluntary. No Assignment or Sublease shall be valid or effective unless the assignee or sublessee or Tenant shall deliver to Landlord a fully executed counterpart of the Assignment or Sublease and an instrument that contains a covenant of assumption by the assignee or agreement of the sublessee, reasonably satisfactory in substance and form to Landlord, consistent with the requirements of this Section 16.6. The failure or refusal of the assignee to execute such instrument of assumption or of the sublessee to execute the agreement described above shall not release or discharge the assignee or sublessee from its obligations that would have been contained in such instrument or agreement, all of which obligations shall run automatically to such assignee or sublessee.

16.7    Invalid Assignment and Subleases.    Notwithstanding anything to the contrary contained in this Section 16, in no event may Tenant enter into an Assignment or Sublease if, at the time of such Assignment or Sublease, Tenant is in default under this Lease.

17.    Utilities and Services.

17.l    Utilities.    Tenant shall pay to Landlord, as Additional Rent, Tenant's Proportionate Share of all electric, gas, water and sewer utilities consumed at the Property that are not separately metered. Tenant shall pay directly to the providing utility companies all utilities that are separately metered to the Premises.

17.2    Certain Services.    Tenant shall contract separately for the provision, at Tenant's sole cost, of janitorial service and trash removal for the Premises and Landlord will have no obligation to provide any such services to the Premises.

17.3    Involuntary Cessation of Services. Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations hereunder, to stop service of any or all of the HVAC Systems, electric, sanitary, and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord, in good faith, deems necessary or (ii) any other cause beyond Landlord's reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of two (2) consecutive business days Tenant shall, as Tenant's sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

18.    Default.

18.1    Events of Default by Tenant. Except as otherwise provided in this Lease, the failure to perform or honor any covenant, condition or other obligation of Tenant or the failure of any representation made by Tenant under this Lease shall constitute a default by Tenant upon expiration of the applicable grace period, if any. Tenant shall have a period of five (5) days from the date it receives written notice from Landlord that any payment of Rent is due within which to cure any default in the payment of Rent. Except as otherwise provided in Section 19, Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any other default under this Lease; provided, however, that with respect to any default (other than a default which can be cured by the payment of money) that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Tenant commences to cure within thirty (30) days from Landlord's notice, continues to prosecute diligently the curing of such default and actually cures such default within ninety (90) days after Landlord's notice. Notwithstanding anything contained in this Section 18.1, Landlord shall not be obligated to provide Tenant with notice of substantially similar defaults more than two (2) times in any twelve (12) month period.

18.2    Remedies. Upon the occurrence of a default by Tenant that is not cured by Tenant within the applicable grace periods specified in Section 18.1, Landlord shall have all of the following rights and remedies in addition to all other rights and remedies available to Landlord at law or in equity:

18.2.1 The right to terminate Tenant's right to possession of the Premises and to recover (i) all Rent which shall have accrued and remain unpaid through the date of termination; plus (ii) the amount by which the unpaid Rent for the balance of the Term, discounted to present value at the Prime Rate then in effect, shall exceed the then fair rental value of the Premises for the balance of the Term (assuming reasonable allowance for downtime and free rent prior to the commencement of such fair market rent), similarly discounted, plus (iii)

any other amount necessary to compensate Landlord for all the damages caused by Tenant's failure to perform its obligations under this Lease (including, without limitation, reasonable attorneys' and accountants' fees, costs of alterations of the Premises, interest costs and brokers' fees incurred upon any reletting of the Premises).

18.2.2    The right to continue the Lease in effect after Tenant's breach and recover Rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord's initiative to protect its interest under this Lease shall not of themselves constitute a termination of Tenant's right to possession.

18.2.3    The right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply the proceeds therefrom pursuant to applicable law. In such event, Landlord may from time to time sublet the Premises or any part thereof for such term or terms (which may extend beyond the Term) and at such rent and such other terms as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs (in character substantially similar to those commonly made in warehouse and distribution facilities in the Reno area) to the Premises. Upon each such subletting, rents received from such subletting shall be applied by Landlord, first, to payment of any costs of such subletting (including, without limitation, reasonable attorneys' and accountants' fees, costs of alterations of the Premises, interest costs, and brokers' fees) and of any such alterations and repairs; second, to payment of Base Rent and Additional Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Base Rent and Additional Rent as they become due. If any rental or other charges due under such sublease shall not be promptly paid to Landlord by the sublessees, or if such rentals received from such subletting during any month are less than Base Rent and Additional Rent to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord the costs of such subletting (including, without limitation, attorneys' and accountants' fees, costs of alterations of the Premises, interest costs and brokers' fees), and any other amounts due Landlord under this Section 18.2. Such deficiency shall be calculated and paid monthly. No taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant. Landlord's subletting the Premises without termination shall not constitute a waiver of Landlord's right to elect to terminate this Lease for such previous breach.

18.2.4    The right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises, to apply any rental collected from the Premises and to exercise all other rights and remedies granted to Landlord pursuant to this Section.

18.2.5    The right to specific performance of any or all of Tenant's obligations under this Lease, and to damages for delay in or failure of such performance.

18.2.6    Landlord shall use reasonable efforts to mitigate damages resulting from a default by Tenant, as required by applicable law.

18.3    Remedies Cumulative.    The exercise of any remedy provided by law or the provisions of this Lease shall not exclude any other remedies unless they are expressly excluded by this Lease. Tenant hereby waives any right of redemption or relief from forfeiture following termination of, or exercise of any remedy by Landlord with respect to, this Lease.

18.4    Events of Default by Landlord and Tenant's Remedies.    The failure by Landlord to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Landlord, where such failure shall continue for a period of thirty (30) days after written notice thereof by Tenant to Landlord, shall be deemed to be a default by Landlord under this Lease; provided, however, that if the nature of Landlord's default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion. In the event of a default by Landlord beyond applicable cure periods, Tenant shall have the right, at its election, to: (a) sue for damages directly resulting from such default by Landlord; or (b) perform the obligations described in the notice in which case Landlord shall reimburse Tenant for the reasonable cost of the performance of such obligations within thirty (30) days after Tenant's submission of an invoice therefor. If Tenant elects to proceed under clause (b) above, then the Landlord's default shall be deemed to have been cured when Tenant's expense has been reimbursed in full. In the event Tenant commences a suit for damages sustained by reason of a Landlord default and prevails in such suit and obtains a final, non-appealable judgment with respect to such suit, Tenant may then set-off the amount of such judgment against the amounts due to Landlord under this Lease. Tenant shall have no other right to set-off.

18.5    Limitation of Landlord's Liability. None of Landlord's covenants, undertakings or agreements under this Lease is made or intended as personal covenants, undertakings or agreements by Landlord, or by any of Landlord's shareholders, directors, officers, trustees or constituent partners. All liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord's interest from time to time in the Property, and no personal liability is assumed by nor at any time may be asserted against Landlord or any of Landlord's shareholders, directors, officers, trustees or constituent partners; provided, however, that notwithstanding anything to the contrary set forth herein, in no event shall Landlord be liable for punitive, consequential, special, incidental or indirect damages.

18.6    Transfer of Landlord's Interest.    Upon the sale or other conveyance or transfer of Landlord's interest in the Property, the transferor shall be relieved of all covenants and obligations of Landlord arising under this Lease from and after the closing of such sale, conveyance or transfer, provided the transferee assumes the obligations of Landlord under this Lease from and after the date of transfer.

19.    Insolvency or Bankruptcy.    The occurrence of any of the following shall, at Landlord's option, constitute a breach of this Lease by Tenant: (i) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant or the Premises, (ii) an assignment by Tenant for the benefit of creditors, (iii) any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization, moratorium or other debtor relief act or statute, whether now existing or hereafter amended or enacted, (iv) the filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of ninety (90) days, (v) the attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of sixty (60) days after the levy thereof, (vi) the admission of Tenant in writing of its inability to pay its debts as they become due, (vii) the filing by Tenant of any answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation or dissolution of Tenant or similar relief, (viii) if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or (ix) the occurrence of any of the foregoing with respect to any guarantor of Tenant's obligations under this Lease. Upon the occurrence of any such event or at any time thereafter, Landlord may elect to exercise any of its remedies under Section 18 above or any other remedy available at law or in equity. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges under this Lease be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings. If, upon the occurrence of any of the events enumerated above, under applicable law Tenant or the trustee in bankruptcy has the right to affirm this Lease and continue to perform the obligations of Tenant under this Lease, Tenant or such trustee, in such time period as may be permitted by the bankruptcy court having jurisdiction, shall cure all defaults of Tenant outstanding under this Lease as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease. Notwithstanding the provisions of Section 18.1, there shall be no cure periods for any breach or default under this

Section 19 except as expressly provided in this Section 19.

20.    Fees and Expenses; Indemnity; Payment.

20.l    Landlord's Right to Remedy Defaults.    If Tenant shall default in the performance of any of its obligations under this Lease after notice and expiration of the applicable cure period, Landlord, at any time thereafter and without additional notice, may remedy such default for Tenant's account and at Tenant's reasonable expense, without waiving any other rights or remedies of Landlord with respect to such default. Notwithstanding the foregoing, Landlord shall have the right to cure any failure by Tenant to perform any of its obligations under this Lease without notice to Tenant if such failure results in an immediate threat to life or safety of any person. Notwithstanding anything contained in this Lease, Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant's business arising from the exercise by Landlord of its rights under this Section 20.1, provided, however, Landlord will use reasonable care in exercising its rights under this section.

20.2    Indemnity.    Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, penalties, fines and reasonable attorneys' fees, to the extent incurred in connection with or arising from the use or occupancy or manner of use or occupancy of the Premises or any injury or damage caused by Tenant, Tenant Parties or any person occupying the Premises through Tenant. Landlord will use reasonable efforts to coordinate a mutually agreeable time with Tenant for any such entry on the Premises. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, penalties, fines and reasonable attorneys' fees, to the extent incurred in connection with or arising from (a) any injury or damage caused by any negligent or willful acts of any or all of Landlord; (b) the presence of Hazardous Substances introduced in, on, under or about the Premises as a result of the actions of Landlord or its agents, employees, representatives or contractors; or (c) a default by Landlord under this Lease. Nothing contained in this Section 20.2 shall be deemed to exculpate Landlord from, or indemnify Landlord for, Landlord's negligent or willful acts or omissions. The terms of this Section 20.2 shall survive the expiration or sooner termination of this Lease.

20.3    Interest on Past Due Obligations. Unless otherwise specifically provided herein, any amount due from Tenant to Landlord under this Lease which is not paid within ten (10) days after written notice from Landlord shall bear interest from the due date until paid at the Default Rate.

21.    Access to Premises.    Landlord reserves for itself and its agents, employees and independent contractors the right to enter the Premises upon at least twenty-four (24) hours notice to inspect the Premises, to supply any service to be provided by Landlord to Tenant, to prospective purchasers, mortgagees, beneficiaries or (no earlier than twelve (12) months prior to the expiration of this Lease) tenants, to post notices of nonresponsibility, to determine whether Tenant is complying with its obligations under this Lease, and to alter, improve or repair the Premises or any other portion of the Building. Landlord's right to enter the Premises shall include the right to grant reasonable access to the Premises to governmental or utility employees. Landlord may erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Premises or any other portion of the Building where reasonably required by the character of the work to be performed in making repairs or improvements, provided that the entrance to the Premises shall not be blocked or access interfered with thereby, and that there is no unreasonable interference with the business of Tenant. In the event of an emergency, Landlord shall have the right to enter the Premises at any time on oral notice. Except to the extent caused by Landlord's gross negligence or willful misconduct, Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, any right to abatement of Rent, or any other loss occasioned by Landlord's exercise of any of its rights under this Section 21. Any entry to the Premises or portions thereof obtained by Landlord in accordance with this Section 21 shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof. Landlord shall perform any work pursuant to this Section 21 in a manner designed to cause as little interference with Tenant's use of the Premises as is reasonably practical, provided, however, that Landlord and Tenant shall cooperate as to the timing and staging of any such work. To the extent reasonably practicable, any entry shall occur during normal business hours.

22.    Notices.    Except as otherwise expressly provided in this Lease, any payment required to be made and any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by personal delivery, registered or certified mail, return receipt requested, or by overnight courier service, addressed (a) to Tenant at Tenant's Address, (b) to Landlord at Landlord's Address, or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section 22. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date of receipt or refusal to accept delivery.

23.    No Waiver.     Neither this Lease nor any term or provision of this Lease may be waived, and no breach thereof shall be waived, except by a written instrument signed by the party against which the enforcement of the waiver is sought. No failure by Landlord or Tenant to insist upon the strict performance of any obligation of the other party under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach, no course of conduct between Landlord and Tenant, and no acceptance of the keys or to possession of the Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or a waiver or modification of any term, covenant or condition of this Lease or operate as a surrender of this Lease. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the aggregate of all Base Rent and Additional Rent then due under this Lease shall be deemed to be other than on account of the first items of such Base Rent and Additional Rent then accruing or becoming due, unless Landlord elects otherwise. No endorsement or statement on any check and no letter accompanying any check or other payment of Base Rent or Additional Rent in any such lesser amount and no acceptance by Landlord of any such check or other payment shall constitute an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Base Rent or Additional Rent or to pursue any other legal remedy.

24.    Estoppel Certificates. Either party, at any time and from time to time, within ten (10) business days after written request from the other, shall execute, acknowledge and deliver to the other party, addressed to the other party and any prospective purchaser, ground or underlying lessor or mortgagee or beneficiary of any part of the Property, an estoppel certificate in form and substance reasonably designated by the other party. It is intended that any such certificate may be relied upon by the party receiving the same and any prospective purchaser, investor, ground or underlying lessor or mortgagee or deed of trust beneficiary of all or any part of the Property.

25.    Rules and Regulations.    Tenant shall faithfully observe and comply with and cause all of its employees and invitees to observe and comply with all reasonable rules and regulations which may from time to time be put into effect by Landlord. In the event of any conflict between any such rule or regulation and this Lease, this Lease shall govern.

26.    Tenant's Taxes.    In addition to all other sums to be paid by Tenant under this Lease, Tenant shall pay, before delinquency, any and all taxes levied or assessed during the Term, whether or not now customary or within the contemplation of the parties, (a) upon, measured by or reasonably attributable to Tenant's improvements, equipment, furniture, fixtures and other personal property located in the Premises, (b) upon or measured by Base Rent or Additional Rent, or both, payable under this Lease, including without limitation any sales, gross receipts or excise tax levied upon or measured by Base Rent or Additional Rent by any governmental body having jurisdiction with respect to the receipt of such rental; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Tenant shall reimburse Landlord upon demand for any and all such taxes paid or payable by Landlord (other than state and federal personal or corporate income taxes measured by the net income of Landlord from all sources). Notwithstanding anything to the contrary in this Section 26, Tenant shall have the right to contest any taxes payable by Tenant under this Section provided that Tenant, at its sole cost and expense, diligently undertakes and pursues any such contest in appropriate proceedings, indemnifies Landlord against and holds Landlord harmless from all loss or damages that Landlord shall suffer by reason of such contest, and does not permit any lien to be placed on the Building or any part thereof or interest therein.

27.    Miscellaneous.

27.1    Annual Financial Statements. Within ten (10) days following the request of Landlord, at any time during the Term that Tenant is not a "publicly traded company" (i.e., ownership interests are listed on a public securities exchange), then Tenant shall furnish to Landlord financial statements, in form and substance satisfactory to Landlord, showing the complete results of such entity's operations for its immediately preceding fiscal year, certified as true and correct by a certified public accountant (or the officer of Tenant with primary responsibility as to financial matters if Tenant's financial statements are not audited or reviewed by a certified public accountant) and prepared in accordance with generally accepted accounting principles applied on a consistent basis from year to year.

27.2    References. All personal pronouns used in this Lease, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. The use herein of the word "including" or "include" when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation", or "but not limited to," or words of similar import) is used with reference thereto. All references to "mortgage" and "mortgagee" shall include deeds of trust and beneficiaries under deeds of trust, respectively. All Exhibits referenced and attached to this Lease are incorporated in this Lease by this reference. The captions preceding the Sections of this Lease have been inserted solely as a matter of convenience, and such captions in no way define or limit the scope or intent of any provision of this Lease.

27.3    Successors and Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided herein, their respective personal representatives and successors and assigns; provided, however, that upon the sale, assignment or transfer by Landlord (or by any subsequent Landlord) of its interest in the Building as owner or lessee, including, without limitation, any transfer upon or in lieu of foreclosure or by operation of law, Landlord (or subsequent Landlord) shall be relieved from all subsequent obligations or liabilities under this Lease, and all obligations subsequent to such sale, assignment or transfer (but not any obligations or liabilities that have accrued prior to the date of such sale, assignment or transfer) shall be binding upon the grantee, assignee or other transferee of such interest. Any such grantee, assignee or transferee, by accepting such interest, shall be deemed to have assumed such subsequent obligations and liabilities.

27.4    Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.

27.5    Construction.    This Lease shall be governed by and construed in accordance with the laws of the State in which the Building is located, without regard for such State's choice of law requirements.

27.6    Integration. The terms of this Lease (including, without limitation, the Exhibits to this Lease) are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. Neither Landlord nor Landlord's agents have made any representations or warranties with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party by reason of such party having drafted such language.

27.7    Surrender. Upon the expiration or sooner termination of the Term, Tenant will quietly and peacefully surrender to Landlord the Premises in the condition in which they are required to be kept as provided in this Lease, ordinary wear and tear excepted.

27.8    Quiet Enjoyment. Upon Tenant paying the Base Rent and Additional Rent and performing all of Tenant's obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by, through or under Landlord subject, however, to the provisions of this Lease and to the priority of any mortgages or deeds of trust or ground or underlying leases referred to in Section 11.

27.9    Holding Over. If Tenant shall hold over after the expiration of the Term, Tenant shall pay one hundred fifty percent (150%) of the Base Rent payable during the final full month of the Term (exclusive of abatements, if any), together, in either period, with an amount reasonably estimated by Landlord for the monthly Additional Rent payable under this Lease, and shall otherwise be on the terms and conditions herein specified so far as applicable (but expressly excluding all renewal or extension rights). No holding over by Tenant after the Term shall operate to extend the Term. Any holding over with Landlord's written consent shall be construed as a tenancy at sufferance or from month to month, at Landlord's option. Any holding over without Landlord's written consent shall entitle Landlord to reenter the Premises as provided in Section 18, and to enforce all other rights and remedies provided by law or this Lease.

27.10    Time of Essence. Time is of the essence of each and every provision of this Lease.

27.11    Broker's Commissions.    Each party represents and warrants to the other that it has not entered into any agreement or incurred or created any obligation which might require the other party to pay any broker's commission, finder's fee or other commission or fee relating to the leasing of the Premises. Each party shall indemnify, defend and hold harmless the other and the other's constituent partners and their respective officers, directors, shareholders, agents and employees from and against all claims for any such commissions or fees made by anyone claiming by or through the indemnifying party.

27.12    No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation hereof shall not work a merger, but, at Landlord's sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

27.13    Survival.    All of Tenant's and Landlord's covenants and obligations contained in this Lease which by their nature might not be fully performed or capable of performance before the expiration or earlier termination of this Lease shall survive such expiration or earlier termination. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord's or Tenant's rights and remedies at law or in equity available upon a breach by the other party of this Lease.

27.14    Amendments.    No amendments or modifications of this Lease or any agreements in connection therewith shall be valid unless in writing duly executed by both Landlord and Tenant. No amendment to this Lease shall be binding on any mortgagee or deed of trust beneficiary of Landlord (or purchaser at any foreclosure sale) unless such mortgagee or beneficiary shall have consented in writing to such amendment.

27.15    Consent Expenses. Tenant shall reimburse Landlord for, any and all actual, reasonable out-of-pocket costs or expenses paid or incurred by Landlord, including, without limitation, reasonable attorneys' fees, in connection with any of the following activities undertaken by or on behalf of Landlord under this Lease: (i) any inspections performed by Landlord pursuant to any inspection rights granted hereunder; (ii) subject to the limitation set forth in Section 16.4, the review, execution, negotiation or delivery of any consent, waiver, estoppel, subordination agreement or approval requested of Landlord by Tenant hereunder, including, without limitation, any request for consent to Alterations, any so-called "landlord's waiver'', or the negotiation or approval of the terms of, or any instruments associated with, any financing by Tenant; (iii) the review by Landlord of any request by Tenant for any other approval or consent hereunder, or any waiver of any obligation of Tenant hereunder; and (iv) any other negotiation, request or other activity comparable to any of the foregoing (collectively, such expenses, "Consent Expenses"). Tenant shall reimburse Landlord for any Consent Expenses within ten (10) days after the presentation by Landlord to Tenant of invoices therefor.

27.16    WAIVER    OF    JURY    TRIAL.    LANDLORD    AND TENANT KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE.

27.17 DELIVERY FOR EXAMINATION.    DELIVERY OF THE LEASE TO EITHER PARTY SHALL NOT BIND ANY PARTY IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD OR TENANT SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD AND TENANT AND DELIVERY IS MADE TO EACH PARTY.

[Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have each caused their duly authorized representatives to execute this Lease on their behalf as of the date first above written.

LANDLORD

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a(n)___

By:___
Its:___

TENANT

Lawson Products, Inc., an Illinois corporation

By:___
Its:___